Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

SWIFT TRANSPORTATION COMPANY,

THE SHAREHOLDERS LISTED ON ANNEX A

AND

JERRY MOYES, AS THE SHAREHOLDERS’ REPRESENTATIVE

DATED AS OF AUGUST 6, 2013

i

Table of Contents

(continued)

Table of Contents

(continued)

EXHIBITS

Exhibit 1.01	Calculation of Company Working Capital
Exhibit 1.02	Escrow Agreement
Exhibit 1.03	Integration Plan
Exhibit 2.03(a)	Preliminary Closing Statement

ANNEXES

Annex A	Company Shareholders
Annex B	Shareholder Disclosure Schedules

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 6, 2013, is entered into by and among Swift Transportation Company, a Delaware corporation (“Buyer”), Mr. Jerry Moyes and The Jerry and Vickie Moyes Family Trust (together, the “Principal Shareholders”), the individuals listed on Annex A (together with the Principal Shareholders, the “Company Shareholders”) and the Shareholders’ Representative (as defined below).

RECITALS

WHEREAS, the Company Shareholders collectively own, in the aggregate, one hundred percent (100%) of the Outstanding Shares (as defined below) of Central Refrigerated Transportation, Inc., a Nevada corporation (the “Company”);

WHEREAS, the Principal Shareholders beneficially own approximately 43.3% of the economic interest and approximately 51.9% of the voting interest of Buyer;

WHEREAS, Buyer and representatives of the Company Shareholders have been in discussions regarding a transaction pursuant to which, among other things, Buyer would acquire all of the Outstanding Shares;

WHEREAS, the Buyer Board of Directors (as defined below) established a Special Committee (as defined below), which consists solely of independent and disinterested directors, to, among other things, review, evaluate, negotiate, recommend or not recommend the terms of the proposed transaction, and to make a recommendation to the Buyer Board of Directors regarding such transaction;

WHEREAS, the Special Committee, after consultation with its independent legal and financial advisors, has unanimously determined that the terms and conditions of this Agreement and the transactions contemplated hereby are fair to and in the best interests of Buyer;

WHEREAS, the Special Committee, after consultation with its independent legal and financial advisors, has unanimously recommended to the Buyer Board of Directors that they approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Buyer Board of Directors has determined that the transactions contemplated hereby are fair to and in the best interests of Buyer and has authorized, approved and adopted this Agreement; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to acquire, and the Company Shareholders wish to sell, all the Outstanding Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement:

“Adjusted Purchase Price” has the meaning set forth in Section 2.04(a).

“Adjustment Time” means 11:59 p.m., Phoenix time, on the Closing Date.

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise, provided, however, that for purposes of this Agreement, the Company shall not be considered an Affiliate of Buyer, and Buyer shall not be considered an Affiliate of the Company.

“Agreement” has the meaning set forth in the preamble hereof and includes the schedules (including the Shareholder Disclosure Schedules) and exhibits hereto.

“Assets” means all of the tangible and intangible assets that are owned, leased or held by the Company and Company Subsidiaries, provided, that with respect to any assets that are leased by the Company or any Company Subsidiary or are otherwise not owned by the Company or any Company Subsidiary, “Assets” includes only the rights, title and interest in and to such assets held by the Company and the Company Subsidiaries.

“Basket” has the meaning set forth in Section 8.02(d).

“Board of Directors” means the Board of Directors (or other comparable governing body) of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Business Employee” means any employee of the Company or the Company Subsidiaries.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Board of Directors” means the Board of Directors of Buyer.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.01(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.02(a).

“Buyer Losses” has the meaning set forth in Section 8.02(c).

“Buyer Material Adverse Effect” means any event, change, condition or effect which prevents, materially delays or impairs or is reasonably likely to prevent, materially delay or impair the ability of Buyer to consummate the transactions contemplated by this Agreement or any other Transaction Document, or to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

“Cap” has the meaning set forth in Section 8.02(d).

“Cash and Cash Equivalents” means the sum, as of immediately prior to the Closing, of the fair market value (expressed in United States Dollars) of (i) all cash and cash equivalents (including marketable securities and short term investments) of the Company and the Company Subsidiaries, (ii) plus all deposited but uncleared bank deposits of the Company and the Company Subsidiaries and (iii) minus all outstanding undrawn checks of the Company and the Company Subsidiaries. Notwithstanding anything to the contrary set forth herein, “Cash and Cash Equivalents” shall not include any amounts included in Company Working Capital.

“Cash Escrow Amount” means an amount in cash equal to three million Dollars ($3,000,000).

“Charter Documents” means the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other similar organizational documents of any Person other than an individual.

“Claims Period” has the meaning set forth in Section 8.01(c).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals hereof.

“Company Common Stock” has the meaning set forth in Section 3.04(a).

“Company Debt” means, with respect to the Company and the Company Subsidiaries on a consolidated basis, the outstanding principal amount of, and all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses or breakage costs due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, but excluding any amounts payable to employees of the Company pursuant to the Central Refrigerated Services, Inc. Deferred Compensation Plan) in respect of, (A) all indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments, including all obligations with respect to interest rate swaps or similar arrangements, to the extent applicable, but excluding any intercompany indebtedness among the Company and the Company Subsidiaries, (B) any obligation of the Company or any of the Company Subsidiaries issued or assumed as the deferred purchase price of property or services, (C) any reimbursement obligation of the Company or any of the Company Subsidiaries with respect to letters of credit (including standby letters of credit) to the extent drawn upon, bankers’ acceptance or similar facilities issued for the account of the Company or any of the Company or any of the Company Subsidiaries, (D) any lease obligation of the Company or any of the Company Subsidiaries required to be classified as a capital lease obligation under GAAP, (E) any obligation of the Company or any of the Company Subsidiaries under any interest rate, currency, or other hedging agreements net of any positive balance sheet impact of such hedging agreements, (F) any obligation of the Company or any of the Company Subsidiaries under any factoring, securitization or other similar facility or arrangement, and (G) any obligation of the type referred to in clauses (A) through (F) of this definition of any Person the payment of which the Company or any of the Company Subsidiaries has guaranteed or for which the Company or any of the Company Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor, or otherwise. For purposes of calculating the Purchase Price, the amount of “Company Debt” shall be based on the outstanding balance of all such obligations described in the preceding sentence as of the Adjustment Time (and which are not discharged by or on behalf of the Company and the Company Subsidiaries prior to the Closing). Notwithstanding anything to the contrary set forth herein, “Company Debt” shall not include any amounts included in the calculation of Company Working Capital.

“Company Financial Statements” has the meaning set forth in Section 3.06(a).

“Company Material Adverse Effect” means any event, change, condition or effect that (a) prevents the Company from consummating the transactions contemplated by this Agreement or has a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, or (b) is materially adverse to the assets, properties, operations, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except for any such events, changes or effects directly resulting from or attributable to (i) the transactions contemplated by this Agreement or other actions required or contemplated to be taken or not to be taken by this Agreement or taken with Buyer’s consent, (ii) the announcement or other disclosure of the transactions contemplated by this Agreement, (iii) changes in GAAP or regulatory accounting principles or applicable Law, (iv) matters generally applicable to the industry in which the Company and Company Subsidiaries operate unless such change affects the Company in any manner or degree significantly different than the industry as a whole, (v) any general change in international or national economic conditions, (vi) the failure to achieve any financial projections or estimates, unless the events or circumstances that resulted in such failure would constitute or result in or be reasonably expected to constitute or result in a Company Material Adverse Effect, and (vii) changes caused by acts or escalations of terrorism, war, sabotage or natural disasters or any other national or international calamity.

“Company Notes” means the promissory notes issued to the Company or any Company Subsidiary which are set forth on Schedule 2.03(c) of the Shareholder Disclosure Schedules.

“Company Option Plan” has the meaning set forth in Section 5.08(a).

“Company Real Property” has the meaning set forth in Section 3.09(a).

“Company Shareholder Indemnified Parties” has the meaning set forth in Section 8.03(a).

“Company Shareholder Losses” has the meaning set forth in Section 8.03(b).

“Company Shareholder’s Claims” has the meaning set forth in Section 5.07(a).

“Company Shareholders” has the meaning set forth in the preamble hereto.

“Company Shareholders’ Financial Advisor Fee” means the total amount of fees and expenses payable to Stifel Nicolaus in connection with its provision of services to the Company Shareholders in connection with the Transaction.

“Company Shareholders Fundamental Representations” has the meaning set forth in Section 8.01(a).

“Company Stock” has the meaning set forth in Section 3.04(a).

“Company Subsidiary” has the meaning set forth in Section 3.03.

“Company Working Capital” means, with respect to the Company and the Company Subsidiaries on a consolidated basis, an amount calculated in a manner consistent with Exhibit 1.01; provided, that such calculation shall (i) include two million dollars ($2,000,000) of cash and (ii) exclude from current assets notes and advances to related parties, prepaid equipment rent not amortizable within twelve (12) months, trade preparation expenses on vehicles that are not to be traded within twelve (12) months, amounts relating to deferred compensation, and loan fee prepayments relating to obligations to be retired at the Closing; provided, further, that such calculation shall exclude from current liabilities the current portion of long-term debt and capital leases.

“Compensation Arrangement” means any material plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to Business Employees or former Business Employees, current or former directors, or current or former consultants or contractors (including drivers who are independent contractors, but excluding other independent contractors engaged in the ordinary course of business), any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including any employment agreement, change in control arrangement, bonus or incentive plan (whether cash or equity-based), stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

“Confidential Information” means information delivered to Buyer by or on behalf of the Company or any Company Subsidiary or to the Company by or on behalf of Buyer in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is clearly marked or labeled or otherwise adequately identified as being confidential information, provided, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of the disclosing party’s disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any Person acting on behalf thereof, (c) otherwise becomes known to the receiving party other than through disclosure to the receiving party pursuant to this Agreement or (d) constitutes financial statement information otherwise publicly available.

“Confidentiality Agreements” means (i) the Confidentiality and Non-Disclosure Agreement between Central Refrigerated Service, Inc. and Swift Transportation Company, dated as of June 7, 2011, (ii) the Confidentiality, Non-Disclosure and Trade Restriction Agreement between Bob Baer and Swift Transportation Company, dated as of June 7, 2011, (iii) the Confidentiality, Non-Disclosure and Trade Restriction Agreement between Tork Fulton and Swift Transportation Company, dated as of June 7, 2011 and (iv) the Confidentiality, Non-Disclosure and Trade Restriction Agreement between Jon Isaacson and Swift Transportation Company, dated as of June 7, 2011.

“Consents” has the meaning set forth in Section 5.04(a).

“Contracts” means all contracts, leases and other agreements, written or oral (including any amendments and other modifications thereto) to which the Company or any Company Subsidiary is a party or which are binding upon the Company or any Company Subsidiary. The term “Contracts” excludes Compensation Arrangements.

“Cure Period” has the meaning set forth in Section 7.01.

“Damages” means any claims, demands, costs, damages, losses, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines, settlements and other similar amounts.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Due Inquiry” means communication by any of the Company Shareholders to the officers and field personnel of the Company with responsibility for the matter in question and to counsel with respect to matters involving questions of law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision.

“Employee Plan” means any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA to which the Company or any ERISA Affiliate contributes or has ever contributed or which the Company or any ERISA Affiliate sponsors, maintains or otherwise is bound by that provides benefits to any Business Employee or former Business Employee.

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Enterprise Value” means two hundred and twenty-five million Dollars ($225,000,000).

“Environment” means soil, sediment, surface water, groundwater, land, subsurface strata and indoor or ambient air.

“Environmental Claim” means any written claim or notice or any proceeding before a Governmental Authority, whether pending or threatened, arising under or pertaining to any Environmental Law or Hazardous Substance.

“Environmental Law” means any and all applicable foreign, federal, state and local laws, treaties, statutes, rules, regulations, orders, permits, licenses, authorizations, ordinances, decrees, injunctions, judgments, writs, governmental restrictions or any other obligations or requirements of law (including common law) pertaining to protection of the environment, pollution, Hazardous Substances, the protection of human health, protection of natural resources, nuisance, or trespass, including the use, presence, generation, management, handling, transport, treatment, disposal, discharge, storage, or the actual or threatened Release of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all similar Laws in effect as of the Closing Date, and in each case as amended and interpreted as of the Closing Date.

“Environmental Liability” means any liability, obligation, or commitment, whether accrued, contingent, absolute, determined, determinable or otherwise, including all debts, losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, demands, damages, and reasonable attorneys’, accountants’ and other similar fees and expenses and reasonable expenses of investigating, defending and prosecuting litigation, including those arising under any Law and (i) resulting from or attributable to the actual or threatened Release of Hazardous Substances into the Environment or resulting from or attributable to exposure to Hazardous Substances; (ii) arising under Environmental Laws or under any Contract and resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Hazardous Substances; or (iii) otherwise arising under or related to Environmental Laws or the violation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business related to the Company under the terms of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Account” shall mean the accounts established by the Escrow Agent pursuant to the terms of the Escrow Agreement, including the Working Capital Escrow Account, the General Escrow Account and the account to hold the Stock Escrow.

“Escrow Agent” means Alliance Bank of Arizona, a bank chartered under the laws of the State of Arizona.

“Escrow Agreement” means the escrow agreement among Buyer, the Shareholders’ Representative and the Escrow Agent, substantially in the form of Exhibit 1.02 attached hereto.

“Escrow Period” has the meaning set forth in Section 8.06(c).

“Estimated Purchase Price” has the meaning set forth in Section 2.03(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Losses” has the meaning set forth in Section 8.02(b).

“Final Closing Statement” has the meaning set forth in Section 2.04(a).

“FMCSA” has the meaning set forth in Section 3.25(b).

“GAAP” has the meaning set forth in Section 3.06(a).

“General Escrow Account” has the meaning set forth in Section 2.03(b)(i).

“Governmental Authority” means any federal, state or local (including county or municipal) governmental, regulatory or administrative authority, agency, division, instrumentality or commission or any court, governmental tribunal, or judicial or arbitral body.

“Hazardous Substances” means any substance, material, waste or radiation, including any that is or contains: (i) asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petrochemical or petroleum products or petroleum-derived substances or wastes, hydrocarbons, radon gas, radioactive materials, mold, microbial or microbiological contamination or related materials or (ii) chemicals, products, materials, substances or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant” under any Environmental Law.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

“Indemnified Party” has the meaning set forth in Section 8.04(a).

“Indemnified Taxes” means, without duplication, (a) any and all Income Taxes of a Company Shareholder for any period, (b) any and all Taxes of or imposed on any of the Company or any Company Subsidiary for any and all Pre-Closing Periods (determined in accordance with Section 5.09(d) hereof), (c) any and all Taxes of or imposed on any of the Company or any Company Subsidiary for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 5.09(d) hereof), (d) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under any applicable provision of state, local or foreign law) of which any of the Company or any Company Subsidiary (or any predecessor of any such Person) is or was a member prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign law), (e) any and all Taxes payable under any Tax sharing, indemnity or similar agreement entered into by the Company or any Company Subsidiary prior to the Closing or imposed on the Company or any Company Subsidiary as a transferee, successor or otherwise by reason of a transaction occurring prior to the Closing, and (f) any and all Transfer Taxes required to be paid by the Company Shareholders pursuant to Section 5.09(c). Notwithstanding anything to the contrary set forth herein, “Indemnified Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Post-Closing Period.

“Indemnifying Party” has the meaning set forth in Section 8.04(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Integration Plan” means an integration plan substantially in the form of Exhibit 1.03 attached hereto.

“Intellectual Property” means all patents, pending patent applications, trademarks (registered and unregistered), invention disclosures, trademark applications, service marks (registered and unregistered), service mark applications, copyrights, copyright applications, copyrightable works, know-how, trade secrets, confidential information, domain names, and related intellectual property.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge,” “to the Knowledge of the Company Shareholders” or “to the Company Shareholders’ Knowledge” and words of similar import means the actual knowledge, after Due Inquiry, of any of the Principal Shareholders or Principal Managers.

“Law” means any rule, regulation, statute, writ, order, ordinance, guideline, code, judgment, injunction, award, determination or decree of a Governmental Authority, or any other legally enforceable requirement, including common law, state and federal laws or securities laws, laws of foreign jurisdictions and all Environmental Laws.

“Licenses” means all licenses, authorizations and permits issued by any Governmental Authority that is held by the Company or any Company Subsidiary.

“Liens” means any pledge, claim, mortgage, lien, charge, encumbrance, attachment, exception to or defect in title or other ownership interest or security interest of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 8.02(b).

“made available to Buyer” (or similar wording) means the providing of access to the documents, materials or other information relating to the Business with reasonable designation of the nature and location of such documents, materials or other information, or by making such documents, materials or other information available in the electronic data room established by the Company in connection with this Agreement prior to 5:00 p.m. Phoenix time on July 31, 2013; provided, that such documents, materials or other information were not removed from the electronic data room at any time after the date they were first uploaded to the electronic data room and prior to the date of this Agreement.

“Material Contract” means: (a) any Contract evidencing Company Debt; (b) any lease required to be capitalized on a balance sheet of the Company prepared in accordance with GAAP and consistent with the balance sheets included in the Financial Statements; (c) all “off-balance-sheet” arrangements; (d) any partnership, joint venture or similar Contract relating to any Person that is not wholly owned by the Company or any Company Subsidiary that is material to the operation of the Business; (e) any Contract for the purchase or sale of real property or any option to purchase or sell real property, in either case, which has not yet been consummated and which provides for aggregate payments by the Company or any Company Subsidiary in an amount exceeding one million Dollars ($1,000,000); (f) any Contract relating to the acquisition or disposition by the Company of any business (which has not yet been consummated), whether by merger, sale of stock, sale of assets or otherwise; (g) any Contract that is reasonably likely to require payments by the Company or any Company Subsidiary in excess of one million Dollars ($1,000,000) in any one (1) year, other than Contracts that are terminable by the Company or any Company Subsidiary on sixty (60) days’ notice or less without obligation to make any material payment; (h) any Contract that is reasonably likely to require payments to the Company or any Company Subsidiary in excess of three million five hundred thousand Dollars ($3,500,000) in any one (1) year; and (i) any Contract that contains an express obligation on the Company or any Company Subsidiary not to compete in any business or in any geographic area.

“Negative Adjustment Amount” has the meaning set forth in Section 2.04(d)(ii).

“Non-Employee Shareholders” means all Company Shareholders other than the Principal Shareholders and the Principal Managers.

“Option” means an option to purchase shares of Company Stock.

“Outstanding Shares” means all the shares of Company Stock issued and outstanding immediately prior to the Closing (including any such shares which vest or become deliverable as a result of the consummation of the transactions contemplated hereby).

“Ownership Percentage” means, as to any Company Shareholder, such Company Shareholder’s relative percentage ownership of the aggregate amount of Outstanding Shares held by all of the Company Shareholders at Closing, as set forth next to such Company Shareholder’s name on Annex A.

“Pending Claim Amount” has the meaning set forth in Section 8.06(d).

“Pending Claims” has the meaning set forth in Section 8.06(d).

“Permits” has the meaning set forth in Section 3.25(a).

“Permitted Liens” means: (i) Liens for current taxes and other governmental charges that are not yet due and payable; (ii) Liens for Taxes the non-payment of which is being contested in good faith by appropriate proceedings; provided, that with respect to the foregoing liens in this clause (ii), adequate reserves shall have been set aside on the books of the Company or the Company Subsidiaries in accordance with GAAP; (iii) Liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory Liens incurred in the ordinary course of business in respect of liabilities that will be paid prior to the Closing or included in the calculation of Company Debt or in the computation of Company Working Capital; (iv) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or similar laws; (v) statutory landlords’ Liens; (vi) with respect to the Company Real Property, Liens that would appear on a current title report and leases, easements, rights to access, rights-of-way, mineral rights or other similar reservations and restrictions, defects of title, which are either of record or are set forth in Schedule 1.01 of the Shareholder Disclosure Schedules or in the deeds or leases to such Company Real Property, which do not materially impair the use of the Company Real Property for the Business; and (vii) any other claims or encumbrances that are described in Schedule 1.01 of the Shareholder Disclosure Schedules.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

“Preferred Stock” has the meaning set forth in Section 3.04(a).

“Preliminary Closing Statement” has the meaning set forth in Section 2.03(a).

“Principal Managers” means Jon Isaacson, Tork Fulton and Robert Baer.

“Principal Shareholders” has the meaning set forth in the preamble hereof.

“Purchase Price” means an amount equal to (A) the Enterprise Value, (B) minus the total amount of Company Debt, (C) plus the amount of Cash and Cash Equivalents, (D) plus the aggregate amount, including accrued interest as of the Closing Date, of the Company Notes (provided, that, pursuant to Section 2.03(b)(v), each Company Note shall reduce the payment made by Buyer to the Shareholders’ Representative and the payment made by the Shareholders’ Representative to the Company Shareholder who is the maker of such Company Note), (E) plus the amount by which Company Working Capital exceeds Target Working Capital or minus the amount by which Company Working Capital is less than Target Working Capital, as applicable and (F) minus the amount of the Transaction Expenses unpaid as of the Closing.

“Referee” has the meaning set forth in Section 2.04(c).

“Registered Intellectual Property” has the meaning set forth in Section 3.26(c).

“Related Party” means, (a) with respect to a Person who is an individual: (i) each member of such individual’s Family; (ii) any Affiliate of such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, manager, general partner, executor, or trustee (or in a similar fiduciary capacity), (b) with respect to a Person other than an individual: (i) any Affiliate of such Person; (ii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar fiduciary capacity); (iii) any Person with respect to which such specified Person serves as a general partner, manager or a trustee (or in a similar capacity). For purposes of this definition, the “Family” of an individual includes the individual’s spouse and former spouses (if any), the parents, grandparents, children, grandchildren, aunts, uncles, nieces, and nephews of the individual or the individual’s spouse, and any other individual who resides with such individual.

“Release” means any presence, releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like in or into the Environment.

“Release Date” has the meaning set forth in Section 8.06(d).

“Released Parties” has the meaning set forth in Section 5.07(a).

“Remaining Escrow Funds” has the meaning set forth in Section 8.06(d).

“Required Intellectual Property” means all Intellectual Property that is material to the operation of the Business.

“R&W Insurance Policy” means the insurance policy from AIG insuring the Principal Shareholders against their indemnification obligation for Buyer Losses pursuant to Section 8.02, as attached on Schedule 5.10 of the Shareholder Disclosure Schedules.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Disclosure Schedules” means the schedules attached hereto as Annex B.

“Shareholders’ Representative” has the meaning set forth in Section 9.14(a).

“Special Committee” means the special committee of the Buyer Board of Directors established pursuant to the resolution of the Buyer Board of Directors dated May 25, 2011.

“Stock Escrow” means a number of shares of Class B common stock, par value $0.01 per share, of Buyer, having a value equal to the quotient derived by dividing (x) twenty million Dollars ($20,000,000), by (y) the average of the closing prices of a share of Class A common stock of Buyer on the New York Stock Exchange on each of the three consecutive trading days preceding the third trading day prior to the Closing Date, and rounding the resulting number upward to the nearest integer.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, provided, however, that for purposes of this Agreement, Giumarra Central Services LLC shall be deemed a Subsidiary of the Company solely for purposes of Sections 3.03, 3.04, 3.05 and 3.24 herein.

“Tangible Personal Property” means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, software, plant, converters, spare parts, and other tangible personal property which are owned or leased by the Company or any Company Subsidiary, plus such additions thereto and less such deletions therefrom arising between the date of this Agreement and the Closing Date in accordance with this Agreement.

“Target Working Capital” means $38,520,247.00.

“Tax” or “Taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, value added, ad valorem, registration, employment, workers’ compensation, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, fuel, road, mileage, other operational, excise, alternative or add-on minimum, and estimated taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses, or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Contest” has the meaning set forth in Section 5.09(f)(i) of this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, information return or other statement or document relating to Taxes (including any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Termination Date” has the meaning set forth in Section 7.01.

“Trading Day” means any day on which shares of Class A Common Stock of Buyer are traded, or able to be traded, on the New York Stock Exchange or such other securities exchange upon which shares of such stock are then listed or quoted.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Integration Plan, the Confidentiality Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and/or performed by the parties in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means the sum of (i) the collective amount of the Company’s, the Company Subsidiaries’ and any of the Company Shareholders’ expenses payable by the Company or any of the Company Subsidiaries to the Scudder Law Firm P.C. L.L.O., Stifel Nicolaus, and Parr, Brown, Gee & Loveless and all other out-of-pocket costs and expenses incurred by the Company, the Company Subsidiaries or any of the Company Shareholders and to the extent payable by the Company or any of the Company Subsidiaries on or after the Closing, in each case in connection with this Agreement or any of the transactions contemplated by this Agreement, plus (ii) any fees payable by the Company or any of the Company Subsidiaries to any of the Company Shareholders, any other Related Party or any Affiliate of the Company or any of the Company Subsidiaries, plus (iii) any prepayment penalties, acceleration charges, termination fees, change of control payments and similar fees and charges payable by the Company or any of the Company Subsidiaries in connection with the acceleration of or default under any Contract as a result of the consummation of the transactions contemplated by this Agreement, plus (iv) any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee payable by the Company or any of the Company Subsidiaries on or after the Closing in connection with this Agreement or any of the transactions contemplated by this Agreement, plus (v) any amounts payable by the Company or any of the Company Subsidiaries on or after the Closing to any officer, director or employee of the Company or any of the Company Subsidiaries in the nature of a “change in control,” closing or signing bonus, severance or retention payment or similar payment, to the extent such items in (i) through (v) result from or were incurred in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Closing. Notwithstanding anything to the contrary herein, “Transaction Expenses” shall not include (whether or not accelerated by the transactions contemplated hereby) amounts payable to employees of the Company pursuant to the Central Refrigerated Services, Inc. Deferred Compensation Plan or the amount of any stock option compensation expense the Company may be required to recognize as a result of the exercise of any Option by any of the Company Shareholders.

“Transfer Taxes” has the meaning set forth in Section 5.09(c).

“Undisclosed Liabilities” has the meaning set forth in Section 3.06(b).

“WARN Act” has the meaning set forth in Section 3.14(e).

“Working Capital Escrow Account” has the meaning set forth in Section 2.03(b)(ii).

“Working Capital Escrow Amount” means an amount in cash equal to two million Dollars ($2,000,000).

“Zions Note” has the meaning set forth in Section 2.03(b)(iv).

ARTICLE II

ACQUISITION OF COMPANY STOCK

Section 2.01 Acquisition of Company Stock. Upon the terms and subject to conditions of this Agreement, at the Closing, the Company Shareholders shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from the Company Shareholders, all of the Outstanding Shares, free and clear of all Liens.

Section 2.02 Purchase Price. The Purchase Price shall be allocated among the Company Shareholders in proportion to their respective Ownership Percentages set forth on Annex A, and payment in respect of the Outstanding Shares shall be made in cash in accordance with Section 2.03.

Section 2.03 Calculation of Purchase Price.

(a) No later than the Closing, the Company Shareholders shall prepare and deliver to Buyer a written report (the “Preliminary Closing Statement”), a copy of which is attached hereto as Exhibit 2.03(a), setting forth the Company’s estimates of the Purchase Price (the “Estimated Purchase Price”) and the components thereof, including Company Debt, Company Working Capital, the amount by which Company Working Capital exceeds or is less than Target Working Capital and the unpaid Transaction Expenses, each determined in accordance with this Agreement. The Preliminary Closing Statement shall be prepared in good faith and shall be certified by the Shareholders’ Representative to be a good faith estimate of all such items.

(b) On the Closing Date, Buyer shall pay, or shall cause to be paid, the Estimated Purchase Price as follows:

(i) an amount in cash equal to the Cash Escrow Amount, which shall be deposited into an escrow account (the “General Escrow Account”), which shall be established pursuant to the Escrow Agreement;

(ii) an amount in cash equal to the Working Capital Escrow Amount, which shall be deposited into a second escrow account (the “Working Capital Escrow Account”), which shall be established pursuant to the Escrow Agreement;

(iii) an amount in cash equal to the Company Shareholders’ Financial Advisor Fee, which shall be paid by wire transfer of immediately available funds to an account designated by the Shareholders’ Representative no later than two (2) Business Days prior to the Closing Date;

(iv) an amount in cash to Zions First National Bank, n.a. equal to the principal and accrued interest owed on the note payable by the Principal Shareholders to Zions First National Bank, n.a. (the “Zions Note”) in satisfaction of the Zions Note;

(v) an amount in cash equal to the difference between (A) the Estimated Purchase Price and (B) the sum of (1) the Cash Escrow Amount, (2) the Working Capital Escrow Amount, (3) the Company Shareholders’ Financial Advisor Fee, (4) the principal and accrued interest owed on the Zions Note and (5) the principal amounts and accrued interest owed to the Company and Company Subsidiaries under all of the Company Notes, which shall be deposited into the account designated by the Shareholders’ Representative on Schedule 2.03 of the Shareholder Disclosure Schedules; provided, that the Shareholders’ Representative shall pay to each Company Shareholder, according to such Company Shareholder’s Ownership Percentage, a proportionate share of an amount equal to the difference between (a) the Estimated Purchase Price and (b) the sum of the Cash Escrow Amount, the Working Capital Escrow Amount, and the Company Shareholders’ Financial Advisor Fee; provided, further, that each such payment to a Company Shareholder shall be reduced by the amount of principal and accrued interest owed, if any, to the Company or Company Subsidiary under each Company Note made by such Company Shareholder, as set forth on Annex A, and that the payment made to Jerry Moyes shall be further reduced by the amount of principal and accrued interest owed on the Zions Note.

(c) Upon completion of the payments described in Section 2.03(b)(iv), each Company Shareholder’s obligations under each Company Note of which such Company Shareholder is the maker shall be deemed fully discharged. Buyer shall, after the Closing, cause the Company and the Company Subsidiaries to abide by the discharge of each Company Shareholder from liability under each Company Note as provided in this Section 2.03(c).

Section 2.04 Calculation of Adjusted Purchase Price.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Shareholders’ Representative a written report (the “Final Closing Statement”) setting forth Buyer’s final estimates of the Purchase Price (the “Adjusted Purchase Price”) and the components thereof, which components shall include Company Debt, Company Working Capital, the amount by which Company Working Capital exceeded or was less than Target Working Capital and any unpaid Transaction Expenses, each determined in accordance with this Agreement. Buyer shall provide the Shareholders’ Representative such information as the Shareholders’ Representative reasonably requests to allow the Shareholders’ Representative to examine the accuracy of the Final Closing Statement.

(b) Within thirty (30) days after the date that the Final Closing Statement is delivered by Buyer to the Shareholders’ Representative, the Shareholders’ Representative shall complete its examination thereof and shall provide a written report setting forth any proposed adjustments to any amounts set forth in the Final Closing Statement. After submission of the Final Closing Statement, Buyer shall have no right to raise further adjustments in its favor and after submission of the Shareholders’ Representative’s report of any proposed adjustments, the Shareholders’ Representative shall have no right to raise further adjustments in its favor. If the Shareholders’ Representative notifies Buyer of its acceptance of the amounts set forth in the Final Closing Statement, or if the Shareholders’ Representative fails to deliver its report of any proposed adjustments within such thirty (30) day period, the amounts set forth in the Final Closing Statement shall be conclusive, final and binding on the parties as of the last day of such period or, if earlier, the date on which the Shareholders’ Representative notifies Buyer of its acceptance.

(c) Buyer and the Shareholders’ Representative shall use good faith efforts to resolve any dispute involving the amounts set forth in the Final Closing Statement within fifteen (15) days after Buyer receives the Shareholders’ Representative’s report pursuant to Section 2.04(b). If any such dispute is not resolved by such date, then Buyer and the Shareholders’ Representative shall retain BDO USA, LLP (the “Referee”) to make the final determination, under the terms of this Agreement, of any amounts under dispute. In making its determination, the Referee shall consider only those items or amounts as to which Buyer and the Shareholders’ Representative have disagreed and, with respect to each such item or amount, shall select a number within the range of the dispute between Buyer and the Shareholders’ Representative. The Referee shall endeavor to resolve the dispute as promptly as practicable, and in any event within thirty (30) days after being retained, and the Referee’s resolution of the dispute shall be conclusive, final and binding on the parties as of the date on which the Referee delivers its written opinion to Buyer and the Shareholders’ Representative, and a judgment may be entered thereon in any court of competent jurisdiction. The costs and expenses of the Referee and its services rendered pursuant to this Section 2.04(c) shall be equitably apportioned based on the extent to which Buyer, on the one hand, or the Shareholders’ Representative, on the other hand, is determined by the Referee to be the prevailing party in the resolution of the disputed matters.

(d) After the amount of the Adjusted Purchase Price is finally determined pursuant to this Section 2.04, an adjusting payment shall be made as follows:

(i) If the amount of the Adjusted Purchase Price exceeds the amount of the Estimated Purchase Price paid at the Closing, then within three (3) Business Days after the date on which the amount of the Adjusted Purchase Price is binding on the parties pursuant to this Section 2.04, Buyer shall pay to the Shareholders’ Representative, by wire transfer of immediately available funds to the account designated on Schedule 2.03 of the Shareholder Disclosure Schedules, an amount in cash equal to such excess, plus interest thereon from (and including) the Closing Date to (but excluding) the date of payment thereof.

(ii) If the amount of the Adjusted Purchase Price as finally determined is less than the amount of the Estimated Purchase Price paid at the Closing (the absolute value of such negative amount, the “Negative Adjustment Amount”), then within three (3) Business Days after the date on which the amount of the Adjusted Purchase Price is binding on the parties pursuant to this Section 2.04, the Shareholders’ Representative shall cause to be paid to Buyer from the Working Capital Escrow Account by wire transfer of immediately available funds to the account designated by Buyer in the Escrow Agreement, an amount in cash equal to the Negative Adjustment Amount, plus interest thereon from (and including) the Closing Date to (but excluding) the date of payment thereof.

(iii) If the Negative Adjustment Amount, plus interest thereon, is greater than the Working Capital Escrow Amount, the Company Shareholders shall pay, in proportion with their respective Ownership Percentages, an amount in cash equal to the difference between (x) the Negative Adjustment, plus interest thereon, and (y) the Working Capital Escrow Amount, by wire transfer or delivery of other immediately available funds within three (3) Business Days after the date on which the amount of the Adjusted Purchase Price is binding on the parties pursuant to this Section 2.04.

(e) Promptly after the amount of the Adjusted Purchase Price is binding on the Parties pursuant to this Section 2.04 and the Negative Adjustment Amount, if any, has been distributed to Buyer from Working Capital Escrow Account, Buyer and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to the Shareholders’ Representative, on behalf of the Company Shareholders, in accordance with the terms of the Escrow Agreement and in the manner set forth in such instructions, the amount (if any) remaining in the Working Capital Escrow Account. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, no payments shall be made from the Working Capital Escrow Account, whether pursuant to Section 2.04(d)(ii) or otherwise, unless such payment results from the calculation of the Adjusted Purchase Price pursuant to this Section 2.04.

(f) The amount of any payment to be made pursuant to this Section 2.04 shall bear interest commencing on the Closing Date at a rate per annum equal to the rate of interest per annum publicly announced from time to time by the Escrow Agent as its prime rate in effect at its principal office.

Section 2.05 Closing.

(a) Subject to satisfaction or, to the extent permitted by applicable Law, waiver of the closing conditions described in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Phoenix Time, at the offices of Buyer, on August 6, 2013 (or the Closing may take place at such other place and time as Buyer and the Company Shareholders shall agree in writing). The “Closing Date”, as referred to herein, means the day on which the Closing occurs and shall be deemed effective as of 11:59 p.m., Phoenix Time.

(b) At the Closing, the Company Shareholders shall deliver to Buyer the following:

(i) Stock Certificates. Stock certificates representing all of the Outstanding Shares, duly endorsed in blank by the record holder thereof, or accompanied by appropriate stock powers, together with any other transfer or transmittal documentation reasonably requested by Buyer.

(ii) Consents. Copies of Consents which have been obtained by the Company Shareholders or the Company prior to the Closing.

(iii) Option Terminations. Evidence reasonably satisfactory to Buyer that, as provided in Section 5.08, all Options have been exercised or terminated and all Company Option Plans have been terminated.

(iv) Escrow Agreement. The Escrow Agreement duly executed by the Shareholders’ Representative.

(v) Integration Plan. The Integration Plan.

(vi) Company Records. The original stock ledgers, minute books, company seals and other records of each of the Company and the Company Subsidiaries.

(vii) Opinion. An opinion of Scudder Law Firm, P.C., L.L.O., dated the Closing Date and addressed to Buyer, opining as to the due and valid authorization and issuance of the Outstanding Shares and other matters reasonably requested by Buyer in a form reasonably acceptable to Buyer.

(viii) Closing Certificate. A certificate from the Shareholders’ Representative on behalf of the Company Shareholders, dated the Closing Date, to the effect that the conditions set forth in Section 6.01(a) and 6.01(b) have been satisfied, provided, however, that this Section 2.05(b)(viii) shall not apply if the date on which this Agreement is executed is the Closing Date.

(ix) Receipt of Purchase Price. A duly executed instrument from the Shareholders’ Representative acknowledging receipt of the portion of the Purchase Price payable at Closing pursuant to Section 2.03(b)(v).

(x) Pay-Off Letters. Pay-Off Letters, in a form and substance satisfactory to Buyer, from Zions Bank, together with all necessary documentation required to release all Liens on the nine million one hundred nine thousand one hundred (9,109,100) shares of common stock of the Company owned by Mr. Jerry Moyes or the Jerry and Vickie Moyes Family Trust and pledged to Zions Bank.

(xi) IRS Form W-9. Each Company Shareholder must validly execute an IRS Form W-9.

(xii) FIRPTA Certificate. A certificate of each Company Shareholder, certifying pursuant to Treasury Regulations Section 1.1445-2(b) that such Company Shareholder is not a foreign person within the meaning of Section 1445 of the Code in form and substance reasonably satisfactory to Buyer.

(xiii) Evidence of Insurance. A certificate of insurance evidencing that the R&W Insurance Policy is in full force and effect as of the Closing Date, with all applicable premiums paid in full.

(xiv) Other Documents. All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement.

(c) At the Closing, Buyer shall deliver or pay in cash in immediately available funds, as applicable, to the Shareholders’ Representative or the Escrow Agent, as applicable, the following:

(i) Secretary’s Certificate of Buyer. A duly executed certificate of the Secretary of Buyer, dated as of the Closing Date, certifying on behalf of Buyer, without personal liability, that (A) the resolutions, as attached to such certificate, of the Buyer Board of Directors authorizing and approving the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer were duly adopted by the Buyer Board of Directors, and that such resolutions remain in full force and effect; and (B) the incumbency and signatures of each officer who executed this Agreement and any Transaction Document on behalf of Buyer were true and authorized.

(ii) Officer’s Certificate. A duly executed certificate from an authorized officer of Buyer, dated the Closing Date, certifying on behalf of Buyer (without personal liability) that the conditions set forth in Section 6.02(a) and 6.02(b) have been satisfied, provided, however, that this Section 2.05(c)(ii) shall not apply if the date on which this Agreement is executed is the Closing Date.

(iii) Closing Payments. The Estimated Purchase Price.

(iv) Escrow Agreement. The Escrow Agreement duly executed by Buyer.

(v) Integration Plan. The Integration Plan.

(vi) Other Documents. All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement.

(d) At the Closing, the Principal Shareholders shall deliver to the Escrow Agent certificates evidencing the Stock Escrow, together with stock powers duly executed in blank, which certificates and stock powers shall be held and disposed of by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(e) At the Closing, the Shareholders’ Representative shall deliver to Buyer or the Company Shareholders, as applicable, all documents, instruments, agreements and certificates required to be executed or delivered by him by any provision of this Agreement, including the Escrow Agreement.

Section 2.06 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Buyer is required to deduct and withhold with respect to the making of a payment under the Code, or any provision of federal, state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld by Buyer, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer. The Company Shareholders will cause the Company and the Company Subsidiaries to cooperate with Buyer to the extent that the Company or a Company Subsidiary is the proper withholding agent for any such amounts.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

The Company Shareholders, severally and in proportion to their Ownership Percentages with respect to the representations and warranties contained in Sections 3.01 and 3.02 herein, and jointly and severally with respect to the other representations and warranties contained herein, hereby represent and warrant to Buyer as follows:

Section 3.01 Ownership and Title. Annex A accurately sets forth the number of shares of Company Stock owned of record and beneficially by the Company Shareholder. Such Company Stock is owned by such Company Shareholder free and clear of any Liens (other than restrictions on transfer imposed by federal and state securities laws). The Company Shareholder is the sole record and beneficial owner, free and clear of any and all Liens (other than restrictions on transfer imposed by federal and state securities laws), of all of the Outstanding Shares listed as owned by the Company Shareholder in Annex A. Assuming Buyer has the requisite power and authority to be the lawful owner of such Outstanding Shares, upon delivery to Buyer at the Closing of certificates representing such Outstanding Shares, duly endorsed by the Company Shareholder for transfer to Buyer, and upon the Shareholders’ Representative’s receipt of the portion of the Purchase Price at Closing as provided in Section 2.03(b)(v), good and valid title to the such Outstanding Shares will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates or those arising under federal or state securities laws. Other than this Agreement, the Outstanding Shares listed as owned by the Company Shareholder in Annex A are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Outstanding Shares. The Principal Shareholders are, or an entity controlled by either of the Principal Shareholders and duly authorized to pledge the Stock Escrow under the terms of this Agreement and the Escrow Agreement is, the sole record and beneficial owner or owners, as applicable, free and clear of any and all Liens (other than restrictions on transfer imposed by federal and state securities laws), of the Stock Escrow.

Section 3.02 Authority. The Company Shareholder has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform and comply with each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If the Company Shareholder is an entity, it has been duly organized, is validly existing and is in good standing under the Law of its jurisdiction of formation. This Agreement has been (and each other Transaction Document to be executed by the Company Shareholder at or prior to the Closing will be) duly and validly executed and delivered by the Company Shareholder or the Shareholders’ Representative and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes (and each other Transaction Document to which the Company Shareholder is a party when executed and delivered, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute) a valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) as the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the foregoing in clauses (i) and (ii), the “Enforceability Exceptions”). The execution and delivery by the Company Shareholder of this Agreement and each other Transaction Document to which the Company Shareholder is a party, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company Shareholder with the terms hereof and thereof does not conflict with, or result in any violation of, any Law applicable to the Company Shareholder or his respective properties or assets, other than any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (a) on the ability of the Company Shareholder to perform his respective obligations under this Agreement or under such other Transaction Document, or (b) on the ability of the Company Shareholder to consummate the transactions contemplated hereby or thereby. No material consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Company Shareholder in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, other than those that may be required solely by reason of Buyer’s (as opposed to any other party’s) participation in the transactions contemplated hereby or thereby.

Section 3.03 Corporate Organization. The Company and each of the Subsidiaries of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or registered and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or registration necessary, except to the extent where the failure to be so qualified or registered in any such jurisdiction would not result in a Company Material Adverse Effect. Schedule 3.03 of the Shareholder Disclosure Schedules sets forth a true and complete list of the name of each of the Company Subsidiaries, the jurisdiction of its organization, its capitalization and its members, partners or shareholders. The Company has made available to Buyer true and complete copies of the Charter Documents of the Company and each Company Subsidiary, as in effect on the date of this Agreement, and the corporate record books of the Company and each Company Subsidiary. Since their respective dates of formation, none of the Company or Company Subsidiaries has engaged in any business or operations other than the Business and other matters reasonably related to such Business.

Section 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of sixty-five million (65,000,000) shares of common stock, par value $0.001 per share (“Company Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.001 per share, (together with the Company Common Stock, “Company Stock”). As of the date hereof, (i) ten million one hundred one thousand six hundred (10,101,600) shares of Company Common Stock are issued and outstanding and (ii) no shares of preferred stock are issued and outstanding. All outstanding shares of Company Stock (A) are duly authorized, validly issued, fully paid and nonassessable and (B) were not issued in violation of the preemptive rights, rights of first refusal or other similar rights of any Person.

(b) Except as set forth in Schedule 3.04(b) of the Shareholder Disclosure Schedules, there are no preemptive rights, rights of first refusal or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for any capital stock or any securities having the right to vote) with the shareholders of the Company or any Company Subsidiary on any matter submitted to their respective shareholders or as a separate class of holders of capital stock. Except as set forth in Schedule 3.04(b) of the Shareholder Disclosure Schedules, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary, conditionally or unconditionally, to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary, or any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary, conditionally or unconditionally, to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking referred to in clause (i), (iii) obligating the Company, conditionally or unconditionally, to register any shares of capital stock of the Company or (iv) that give, conditionally or unconditionally, any Person the right to receive any economic benefit or right derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

(c) Except as set forth in Schedule 3.04(c) of the Shareholder Disclosure Schedules, the Company owns, directly or indirectly through a Company Subsidiary, all of the issued and outstanding capital stock or equity interests, as applicable, of each Company Subsidiary, free and clear of any Liens other than Permitted Liens. All of the capital stock or equity interests, as applicable, of each Company Subsidiary have been duly authorized, and are validly issued, fully paid and nonassessable and not subject to any preemptive rights, rights of first refusal or other similar rights.

(d) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of capital stock or equity interests, as applicable, of the Company or any Company Subsidiary.

(e) Other than the Company Subsidiaries and as set forth in Schedule 3.04(e) of the Shareholder Disclosure Schedules, the Company does not own, directly or indirectly, of record or beneficially, any outstanding equity interest or other interest in any Person. None of the Company Subsidiaries own, directly or indirectly, of record or beneficially, any outstanding equity interest or other interest in any Person (other than another Company Subsidiary) or has the right or obligation to acquire any equity interest or other interest in any Person.

Section 3.05 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.05(a) of the Shareholder Disclosure Schedules, the execution, delivery and performance by the Company Shareholders of this Agreement and the other Transaction Documents to which the Company Shareholders are a party, the consummation of the transactions contemplated by this Agreement and the Transaction Documents, and compliance by the Company Shareholders with the terms hereof and thereof do not or will not, as the case may be (with or without the giving of notice, the lapse of time, or both): (A) (i) violate or conflict with any provision of the Charter Documents of the Company or any Company Subsidiary; (ii) violate or conflict with any Law to which the Company or any Company Subsidiary is bound; or (iii) violate or conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any License, Material Contract or judgment, decree, order, award or ruling applicable to the Company or any of the Company Subsidiaries or any of their assets or properties, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not constituted or resulted in, would not constitute or result in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect or (B) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or other assets of any of the Company or the Company Subsidiaries (or upon any revenues, income or profits of any of the Company and the Company Subsidiaries therefrom).

(b) No consent, approval, order or authorization of, or registration, notice, declaration or filing with, any Governmental Authority or public or regulatory unit, agency or authority is required with respect to the Company or any of the Company Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Transaction Documents or the consummation of the transactions contemplated by this Agreement and the Transaction Documents, except where any such consent, approval, order, authorization, registration, declaration or filing, if not made or obtained would not constitute or result in or be reasonably expected to constitute or result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06 Financial Statements.

(a) Schedule 3.06(a) of the Shareholder Disclosure Schedules sets forth true and complete copies of the audited financial statements, including the consolidated balance sheet, consolidated statement of income, consolidated statement of stockholders’ equity and consolidated statement of cash flows, of the Company as of December 31, 2012 and for the year ended December 31, 2012 and the unaudited financial statements, including the consolidated balance sheet, consolidated statement of income, consolidated statement of stockholders’ equity and consolidated statement of cash flows, of the Company as of and for the six (6) months ended June 30, 2013 (collectively, the “Company Financial Statements”). Except as disclosed in Schedule 3.06(a) of the Shareholder Disclosure Schedules and subject to and reflecting the assumptions set forth in the notes thereto, the Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, have been prepared, in all material respects, in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods presented therein, subject, in the case of the unaudited financial statements included in Schedule 3.06(a) of the Shareholder Disclosure Schedules, to normal year-end adjustments and the absence of notes and similar presentation items therein. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, which books and records are, in all material respects, maintained in accordance with GAAP consistently applied throughout the periods indicated and have been maintained on a basis consistent with the past practice of the Company and the Company Subsidiaries. Since December 31, 2012, there has been no change in any of the accounting (or tax accounting) policies, practices or procedures of the Company and the Company Subsidiaries, except for any such change required because of a concurrent change in GAAP.

(b) There are no liabilities or obligations of the Company and the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed in the Company Financial Statements; and (ii) liabilities or obligations incurred in the ordinary course of business after the date of the most recent balance sheet included in the Company Financial Statements; and (iii) liabilities or obligations arising under Contracts entered into in the ordinary course of business and that do not arise out of any breach of a Contract disclosed in the Shareholder Disclosure Schedules and identified for purposes of this Section 3.06(b); and (iv) liabilities taken into account in calculating Company Working Capital or any other component of the Purchase Price; and (v) liabilities listed in Schedule 3.06(b) of the Shareholder Disclosure Schedules. For purposes of this Agreement, “Undisclosed Liabilities” shall mean those liabilities or obligations of the Company and the Company Subsidiaries relating to the period prior to the Closing that are not covered by clauses (i), (ii), (iii), (iv) or (v) of this Section 3.06(b).

Section 3.07 Absence of Certain Changes or Events. Other than in connection with or arising out of this Agreement and the transactions and other agreements contemplated hereby and except as set forth in Schedule 3.07 of the Shareholder Disclosure Schedules, since December 31, 2012, the Company and the Company Subsidiaries have conducted the Business and operated their properties only in the ordinary course of business in all material respects, and none of the following has occurred with respect to the Company or any of the Company Subsidiaries:

(i) any event, change, effect or occurrence that has constituted or resulted in or is reasonably likely to constitute or result in a Company Material Adverse Effect;

(ii) any material capital expenditures in excess of the capital expenditures in the 2013 forecast which is set forth in Schedule 3.07(ii) of the Shareholder Disclosure Schedules;

(iii) any distribution, sale or transfer of, or entry into any Material Contract to distribute, sell or transfer, any of its properties or other assets of any kind, including Licenses, other than distributions, sales or transfers in the ordinary course of its business;

(iv) any cancellation or threatened cancellation of any Material Contract or material License;

(v) any material change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties;

(vi) any change in its management, operations or accounting that in the aggregate are material to the Business;

(vii) creation of any Lien on any Asset or any sale, lease or license of any Asset, other than in the ordinary course of business;

(viii) any material damage, destruction or other casualty loss, in excess of applicable insurance coverage limits including deductible amounts;

(ix) any labor dispute, other than routine grievances;

(x) any adoption of, change in or rescission of an election relating to Taxes, any filing of an amended Tax Return (including by way of a claim for refund), any settlement or compromise of a claim related to Taxes or any waiver or extension of the limitation period applicable to any Taxes; or

(xi) any event or action that, if it had taken place after the execution of this Agreement, would not have been permitted by Section 5.01 hereof.

Section 3.08 Material Contracts. Schedule 3.08 of the Shareholder Disclosure Schedules includes a true and complete list of all Material Contracts as of the date of this Agreement. The Company has made available to Buyer true and complete copies of all Material Contracts as of the date of this Agreement. The Material Contracts are in full force and effect, and are valid, binding and enforceable, subject to the Enforceability Exceptions, upon the Company or the Company Subsidiary that is a party thereto and, to the Knowledge of each Company Shareholder, the other parties thereto in accordance with their terms. Except as disclosed in Schedule 3.08 of the Shareholder Disclosure Schedules, the Company or the Company Subsidiary, as applicable, is in compliance in all material respects with the terms of the Material Contracts, and to the Knowledge of the Company Shareholders, no event has occurred that with notice, lapse of time, or both would constitute a material breach or default thereof by the Company or Company Subsidiary, as applicable, or give the other party thereto any right to terminate, modify, or accelerate any payment or other obligation or take any other action as a result thereof.

Section 3.09 Real Property and Tangible Personal Property.

(a) Schedule 3.09 of the Shareholder Disclosure Schedules sets forth a true and complete list of all real property parcels owned in fee by the Company or any of the Company Subsidiaries as of the date of this Agreement (excluding easements, rights-of-way, and similar authorizations) and sets forth a true and complete list of the real property leased by the Company or any of the Company Subsidiaries, together with a description of the related lease agreement, as of the date of this Agreement (collectively, the “Company Real Property”). Except as disclosed in Schedule 3.09 of the Shareholder Disclosure Schedules, the Company or the Company Subsidiary that owns or leases each of the Company Real Property and Tangible Personal Property has good and valid title to each such Company Real Property and all Tangible Personal Property that is owned and has valid leasehold interests in each such Company Real Property and all Tangible Personal Property that is leased, free and clear of all Liens other than Permitted Liens. Except as disclosed in Schedule 3.09 of the Shareholder Disclosure Schedules, the Company and the Company Subsidiaries own, lease or otherwise have rights to use all Company Real Property (excluding easements, rights-of-way and similar authorizations) and Tangible Personal Property necessary to operate the Business as presently operated by the Company and the Company Subsidiaries, in each case free and clear of all Liens other than Permitted Liens.

(b) All of the leases for Company Real Property are valid and effective against the Company or the Company Subsidiary party thereto in accordance with their respective terms, subject to the Enforceability Exceptions. Complete and accurate copies of all of such leases have been made available to Buyer.

Section 3.10 Litigation. Except as disclosed in Schedule 3.10 of the Shareholder Disclosure Schedules, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Authority or before any arbitrator) pending or, to the Knowledge of the Company Shareholders, threatened against the Company, any of the Company Subsidiaries, or any of their respective officers, directors, Affiliates or Related Parties, (i) which would, individually or in the aggregate, constitute or result in or reasonably be expected to constitute or result in a Company Material Adverse Effect if adversely and finally determined or (ii) which seeks to restrict, delay or prevent, or recover damages in connection with, the transactions contemplated by this Agreement. There is no order of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary which has constituted or would reasonably be expected to constitute or result in a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Each of the Company and the Company Subsidiaries has, since January 1, 2010, conducted the Business and is in compliance in all material respects with all applicable Law.

Section 3.12 Taxes.

(a) Except as disclosed in Schedule 3.12(a) of the Shareholder Disclosure Schedules, the Company and each Company Subsidiary have timely filed all federal and all other material Tax Returns required to be filed by them, and each such Tax Return correctly sets forth, in all material respects, the Tax liability (if any) of the taxpayer for the taxable period covered by such Tax Return. The Company and each Company Subsidiary have timely paid (or caused to be paid on their behalf) all Taxes due (whether or not shown on such Tax Returns). The Company Financial Statements reflect a reserve in accordance with GAAP for all unpaid Taxes payable or that are being contested in good faith by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such Company Financial Statements. Since the date of the Company Financial Statements, neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no Tax Liens on any of the Assets, other than Permitted Liens. Neither the Company nor any Company Subsidiary is a beneficiary of any extension of time within which to file any Tax Return or pay any Taxes.

(b) Except as disclosed in Schedule 3.12(b) of the Shareholder Disclosure Schedules, there (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or asserted in writing against or with respect to the Company or any Company Subsidiary by any Taxing Authority in respect of any Taxes or Tax Returns, and no issue previously raised in writing by any Taxing Authority could reasonably be expected to result in a proposed deficiency, assessment or other claim for any prior, parallel or subsequent period (including periods subsequent to the Closing Date), (ii) are no rulings, determinations, agreements, or any requests therefor (including any application for a change in accounting method under Section 481 of the Code), in respect of any Taxes or Tax Returns pending or in effect between the Company or any Company Subsidiary and any Taxing Authority, (iii) are no executed powers of attorney with respect to any Tax, other than powers of attorney that are no longer in force, and (iii) are no agreements, consents or waivers, or any requests therefor, to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary is a party to, is bound by, or has any obligation under any tax sharing, tax indemnity, tax abatement, closing or any other similar agreement or arrangement regarding Taxes with any entity not included in the Company Financial Statements.

(d) Neither the Company nor any Company Subsidiary (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common Buyer of which is the Company), or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(e) Each of the Company and the Company Subsidiaries has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each of the Company and the Company Subsidiaries has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto, in each case consistent with the Company’s classification of each such party as an employee, independent contractor, creditor, stockholder, or other third party. To the Knowledge of the Company Shareholders, since January 1, 2011, the Company and all the Company Subsidiaries have been in compliance with all applicable rules and regulations regarding classification of employees.

(f) Each of the Company and the Company Subsidiaries has complied with all federal, state and local (or any other applicable) tax laws with respect to unclaimed property, and each of the Company and the Company Subsidiaries has disclosed any outstanding liabilities with respect to any unclaimed property.

(g) The Company has had in effect at all times since January 1, 2010, and through the date one (1) day before the Closing Date (in accordance with Treasury Regulations Section 1.1362-3(a)) a valid and continuing election under Section 1362(a) of the Code (and applicable provisions of state and local law) to be taxed under the provisions of Subchapter S of the Code (and applicable provisions of state and local law), and the Company has been since January 1, 2010, through the date one (1) day before the Closing Date an S corporation within the meaning of Section 1361 of the Code. All Company Subsidiaries since January 1, 2010, and through the date one (1) day before the Closing Date have been (i) qualified S corporation subsidiaries or qualified Subchapter S trusts within the meaning of Section 1361 of the Code or (ii) entities disregarded as separate from their owner for tax purposes. None of the Company or any of its shareholders has taken any steps or actions that could result in (i) the failure of the Company to qualify as an S corporation or (ii) the failure of any Company Subsidiary to be treated (in accordance with each Subsidiary’s relevant classification) as a qualified S corporation subsidiary, a qualified Subchapter S trust, or an entity disregarded as separate from its owner for tax purposes, through the date one day before the Closing Date pursuant to Section 1361 of the Code (or applicable provisions of state or local law).

(h) Neither Buyer nor the Company shall revoke the Company’s election to be taxed as an S corporation within the meaning of Section 1361 and Section 1362 of the Code. Neither Buyer nor the Company shall take or allow any action (other than the sale of the Company’s stock pursuant to this agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Section 1361 and Section 1362 of the Code.

(i) The Company does not have any liability under Sections 1363(d), 1374 or 1375 of the Code. Neither the Company nor any Company Subsidiary has, in the past ten (10) years (i) acquired assets from another corporation in a transaction in which the Company or Company Subsidiary’s, as the case may be, tax basis for the acquired asset was determined, in whole or in part, by reference to the Tax basis of acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified Subchapter S subsidiary.

(j) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (or is a successor to a corporation that was a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify under Section 355 of the Code.

(k) Each Company Shareholder is an individual that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

(l) Neither the Company nor any Company Subsidiary has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar requirement of state, local or foreign law), (ii) entered into any transaction identified as a (x) “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (y) “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(m) The Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(n) None of the Company nor any Company Subsidiary has any liability under Section 482 of the Code (or similar provisions of state, local or foreign law). Each of the Company and the Company Subsidiaries has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign law).

(o) None of the Company nor any Company Subsidiary has made an election pursuant to Treasury Regulations Section 301.7701-3 to treat any Person as a corporation.

(p) None of the Company nor any Company Subsidiary (A) has or is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, (B) has been a passive foreign investment company within the meaning of Section 1296 of the Code, (C) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code, (D) has participated in or cooperated with an international boycott within the meaning of section 999 of the Code, (E) has any income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (F) has any deferred gain or loss arising out of any deferred intercompany transaction.

(q) No Taxing Authority with which the Company or a Company Subsidiary does not file Tax Returns has asserted in writing that the Company or the Company Subsidiary is or may be required to pay Taxes to or file Tax Returns with such Taxing Authority.

(r) Schedule 3.12(r) of the Shareholder Disclosure Schedules:

(i) lists all income Tax Returns (federal, state and foreign) filed with respect to the Company and each Company Subsidiary for taxable periods ended on or after December 31, 2009;

(ii) indicates the most recent income Tax Return for each relevant jurisdiction for which an audit has been completed;

(iii) indicates all Tax Returns that currently are the subject of an audit; and

(iv) lists the adjusted federal Tax basis of all of the assets of the Company and each Company Subsidiary.

(s) The Company has made available to Buyer correct and complete copies of all federal, state and foreign Tax Returns of the Company and each Company Subsidiary since December 31, 2009.

(t) The Company has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and each Company Subsidiary.

Section 3.13 Employee Benefit Plans and Related Matters; ERISA.

(a) Schedule 3.13(a) of the Shareholder Disclosure Schedules contains a true and complete list of each Employee Plan and each Compensation Arrangement. With respect to each such Employee Plan and Compensation Arrangement, the Company has previously made available to Buyer a true and complete copy of such Employee Plan or Compensation Arrangement or a summary description thereof, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the four (4) most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the four (4) most recent Forms 5500 with all attachments required to have been filed with the IRS or the U.S. Department of Labor, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor (including a written description of any oral communication), (vii) current employee handbooks and manuals and (viii) all amendments and modifications to any such Employee Plan or Compensation Arrangement or related document.

(b) None of the Company nor any of the Company Subsidiaries or ERISA Affiliates contributes to or has any obligation to contribute to, or had any such obligation during the past six (6) year period preceding the Closing Date to, and no Employee Plan is, (i) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a plan described in Section 413 of the Code, (iv) a plan funded through a trust that is extended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code or (v) a “multiple employer welfare plan” or “multiple employer welfare arrangement” within the meaning of ERISA.

(c) Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code, and, to the Knowledge of the Company Shareholders, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status, and there has been no termination or partial termination of any such Employee Plan within the meaning of Section 411(d)(3) of the Code. All amendments and actions required to bring each Employee Plan and Compensation Arrangement into conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by Law to be made or taken until after the Closing Date. Each Employee Plan and each Compensation Arrangement has been maintained (both in form and operation) in accordance with applicable Law. All contributions required to be made or accrued by the Company or any Company Subsidiaries with respect to the Employee Plans and Compensation Arrangements pursuant to their terms and provisions or pursuant to applicable Law have been timely made or accrued.

(d) There has not been any event or circumstance that could reasonably be expected to result in any liability (other than for the payment of benefits in the ordinary course) in respect of the Employee Plans or Compensation Arrangements. There are no pending or, to the Knowledge of any Company Shareholder, threatened audits, actions, suits or claims by or on behalf of any Employee Plan or Compensation Arrangement, any current or former employee, officer, director, shareholder or contract worker or otherwise involving any such Employee Plan or Compensation Arrangement (other than routine claims for benefits, all of which have been adequately reserved for on the Company Financial Statements to the extent required) that could reasonably be expected to result in any liability to the Company or the Company Subsidiaries.

(e) Except as disclosed in Schedule 3.13(e) of the Shareholder Disclosure Schedules the entering into and the consummation of the transactions contemplated by this Agreement will not result in any increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former Business Employee, officer or director of the Company or any of the Company Subsidiaries. Schedule 3.13(e) of the Shareholder Disclosure Schedules sets forth the amount of any such payment, vesting or increase, the recipient thereof and the governing source document (e.g., plan or agreement).

(f) No current or former Business Employee of the Company or of any of the Company Subsidiaries is or will become entitled to post-employment benefits of any kind by reason of employment with the Company, including death or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any Employee Plan qualified under Section 401(a) of the Code.

(g) Except as disclosed in Schedule 3.13(g) of the Shareholder Disclosure Schedules, each Employee Plan and Compensation Arrangement may at any time be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h) None of the Company or the Company Subsidiaries has engaged in a transaction for which it would reasonably be expected to be subject (either directly or indirectly) to a liability for a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code. None of the Company, the Company Subsidiaries or their respective ERISA Affiliates has incurred any liability under Section 4980D of the Code.

(i) Each Employee Plan and Compensation Arrangement that is a nonqualified deferred compensation plan subject to Section 409A of the Code is identified as such in Schedule 3.13(i) of the Company Shareholders Disclosure Schedule and has been maintained (both in form and operation) with Section 409A of the Code.

Section 3.14 Employees; Labor Matters.

(a) Schedule 3.14(a) of the Shareholder Disclosure Schedules includes a complete list of all Business Employees as of the date reflected in the Shareholder Disclosure Schedules.

(b) Except as disclosed in Schedule 3.14(b) of the Shareholder Disclosure Schedules, neither the Company nor any of the Company Subsidiaries is a party to, or is, as of the date of this Agreement, in negotiation to become party to, any collective bargaining agreement covering or purporting to cover any Business Employee. As of the Closing Date, any and all notices to, or filings or registrations with, any labor organizations, works counsel or any similar entity, counsel or organization, required to be made prior to the Closing Date by the Company or the Company Subsidiaries with respect to any Business Employee in connection with the execution of this Agreement will have been timely given or made. Except as disclosed in Schedule 3.14(b) of the Shareholder Disclosure Schedules, since January 1, 2008 there has not occurred nor, to the Knowledge of any Company Shareholder, has there been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any Business Employee. Except as disclosed in Schedule 3.14(b) of the Shareholder Disclosure Schedules, as of the date of this Agreement, there are no labor disputes subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of any Company Shareholder, threatened with respect to any current or former Business Employee or contract worker providing services for the benefit of the Company.

(c) The Company and each of the Company Subsidiaries have, in all material respects, complied with all applicable Law pertaining to the employment or termination of employment of their Business Employees, including all such Laws relating to labor relations, equal employment, fair employment practices (including all immigration and I-9 obligations), prohibited discrimination or distinction, terms and conditions of employment, wages, hours of work and occupational safety and health and other similar employment practices or acts. There are no material controversies or claims pending, or to the Knowledge of the Company Shareholders, threatened in writing, between any of the Business Employees, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, relating to applicable Laws respecting employment and employment practices.

(d) Except as disclosed in Schedule 3.14(d) of the Shareholder Disclosure Schedules, to the Knowledge of any Company Shareholder, there are no current or threatened investigations relating to the classification of independent contractors engaged by the Company or any of the Company Subsidiaries. All current and former Business Employees of the Company and the Company Subsidiaries have been, or will have been on or before the Closing date, paid in full (or appropriate accruals will have been made in accordance with GAAP) for all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and any other compensation for all services performed by them which have become due and payable to them prior to or on the Closing Date.

(e) None of the Company or the Company Subsidiaries has effected at any time a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or a “mass layoff” (as defined in the WARN Act).

Section 3.15 Environmental Laws and Regulations. Except as set forth in Schedule 3.15 of the Shareholder Disclosure Schedules: (i) the Company and the Company Subsidiaries’ operations are in compliance with all Environmental Laws in all material respects; (ii) neither the Company nor any of the Company Subsidiaries have used the Company Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances except (1) where such use complies with applicable Environmental Laws, and (2) for gasoline and diesel fuel and such use of Hazardous Substances customary in the construction, maintenance and operation of an over-the-road cargo distribution system and in amounts or under circumstances that would not reasonably be expected to give rise to any Environmental Liability, liability for damage to real property, or liability for personal injury; (iii) no actual or threatened Release of Hazardous Substances has occurred at, from, or beneath the Company Real Property, which Release would be reasonably expected to give rise to a material Environmental Liability, damage to real property, or personal injury; (iv) the Company Real Property is in compliance in all material respects with all applicable Environmental Laws; (v) neither the Company nor any Company Subsidiary is currently operating or required by any Governmental Authority to be operating under any compliance order, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law; (vi) the Company is not subject to any material Environmental Liability; (vii) to the Knowledge of the Company Shareholders, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in any material Environmental Liability; and (viii) the Company is not responsible for any material Environmental Liability of any other person, whether by contract or, to the Knowledge of the Company Shareholders, by operation of law. Except as set forth in Schedule 3.15 of the Shareholder Disclosure Schedules, as of the date of this Agreement, no Environmental Claim has been filed, issued or threatened against the Company or any Company Subsidiary.

Section 3.16 Insurance Coverage. A true and complete list of all insurance policies carried by or covering the Company and the Company Subsidiaries (collectively, the “Insurance Policies”) is set forth in Schedule 3.16 of the Shareholder Disclosure Schedules. Other than self-insured retention and corridor liability, the Insurance Policies provide full and adequate coverage, subject to any deductible, for all normal risks (except punitive damages) incident to the Business and the properties and assets of the Company and the Company Subsidiaries, and are in character and amount in compliance with all applicable regulatory requirements. The Insurance Policies are in full force and effect, and no notice of cancellation has been received by the Company or any of the Company Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The insurance coverage provided by the Insurance Policies (including as to deductibles and self-insured retentions) is substantially consistent with the Company’s past practices.

Section 3.17 Related Party Transactions. Except as set forth in Schedule 3.17 of the Shareholder Disclosure Schedules, (i) there are no agreements between any of the Company or the Company Subsidiaries and a Company Shareholder or any Affiliate of a Company Shareholder, and neither the Company Shareholders nor any of their respective Affiliates owns any property or right, tangible or intangible, that is used in the Business (other than in its capacity as a direct or indirect equity or debt holder of the Company or a Company Subsidiary); (ii) there are no agreements, arrangements or transactions between any of the Company or the Company Subsidiaries and any Company Shareholder or any Affiliate of a Company Shareholder and no Company Shareholder or Related Party renders services to the Company or any Company Subsidiary other than those Company Shareholders or Related Parties who are Business Employees; (iii) none of the Company or any of the Company Subsidiaries is indebted, directly or indirectly, to any Person that is a Company Shareholder or a Related Party of a Company Shareholder in any amount whatsoever, other than ordinary compensation for services rendered or reimbursable business expenses, nor is any such Company Shareholder or Related Party indebted to the Company or any of the Company Subsidiaries; and (iv) no Company Shareholder or Related Party of a Company Shareholder has any equity interest in any other Person that is a supplier to the Company or any Company Subsidiary (other than an equity interests comprising, in the aggregate, not more than two percent (2%) of the outstanding publicly traded equity securities of any such Person).

Section 3.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.19 Accounts Receivable.

(a) The accounts receivable reflected on the Company’s consolidated balance sheet dated as of June 30, 2013 and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company and the Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business; and (ii) constitute only valid, undisputed claims of the Company or the Company Subsidiaries not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business. The allowance for bad debts shown on the Company’s consolidated balance sheet dated as of June 30, 2013 or, with respect to accounts receivable arising after the date of such consolidated balance sheet, on the accounting records of the Company and the Company Subsidiaries have been, in all material respects, determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b) Schedule 3.19(b) of the Shareholder Disclosure Schedules sets forth, by customer name and amount, all receivables of the Company and the Company Subsidiaries which would be included as current assets under the classification “accounts receivable” on a balance sheet of the Company as of the date of this Agreement: (i) which have remained unpaid for more than (A) ninety (90) days after the due date specified on the original invoice of the Company or, if no due date was so specified, (B) one hundred twenty (120) days after the date of that invoice; (ii) as to which any unresolved material dispute with the customer exists; or (iii) which are owed by a debtor that is currently involved in a bankruptcy or insolvency.

Section 3.20 Director and Officer Indemnification. Other than as set forth in the Company’s Charter Documents and as provided by state statutes, there are no rights to indemnification or advancement of expenses now existing in favor of any present or former partner, member, shareholder, director, representative, officer, employee or agent of the Company, any of the Company Subsidiaries or any of their respective Affiliates in any indemnification agreement between such Person and the Company or any Company Subsidiary, as the case may be, or under any resolutions approved and adopted by the Board of Directors of the Company or other similar governing entity or under Law.

Section 3.21 Customers. As of the date hereof, the Company has not received notice of the intention of any of its top twenty (20) customers (measured by revenues received from such customers during the twelve (12) month period ended June 30, 2013) to, and to the Knowledge of the Company Shareholders, no such customers intend to, cease doing business or reduce in any material respect the business transacted with the Company, or terminate any Material Contract to which it is a party.

Section 3.22 Vehicle Owner-Operators. Other than in connection with the normal risks of transactions such as those contemplated hereby, the Company has not received notice of the intention of a material number of its vehicle owner-operators to, and to the Knowledge of the Company Shareholders, no material number of vehicle owner-operators intend to, cease doing business or reduce in any material respect the business transacted with the Company following the Closing or as a result of the consummation of the transactions contemplated hereby.

Section 3.23 Bank Accounts; Powers of Attorney. Schedule 3.23 of the Shareholder Disclosure Schedules sets forth a complete and accurate list of the names of all banks and other financial institutions in which the Company or any of the Company Subsidiaries has an account, deposit or safe deposit box, together with the applicable account names, account numbers and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

Section 3.24 Anti-Corruption Laws. None of the Company or of any of the Company Subsidiaries, nor any director, officer, shareholder or employee, agent or representative of the Company or of any of the Company Subsidiaries or their Affiliates, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official, political party or candidate for government office (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in violation of Law; and the Company, the Company Subsidiaries and their Affiliates have conducted their businesses in compliance with the Foreign Corrupt Practices Act of 1977 and all other applicable Law relating to anti-corruption and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

Section 3.25 Licenses and Permits.

(a) The Company and the Company Subsidiaries possess all material licenses, franchises, permits, certificates, consents, registrations, operating authority, or other similar authorizations of Governmental Authorities necessary to carry on and operate the Business as presently conducted (collectively, the “Permits”). Except as would not materially and adversely impact the Company’s or the Company Subsidiaries’ ability to carry on the Business as presently conducted, the Permits are valid and in full force and effect and the Company and Company Subsidiaries are in compliance with such Permits. The Company has received no written notice from a Governmental Authority that any such Permit will be terminated or impaired or become terminable or impaired, in whole or in part, as a result of the transactions contemplated hereby, and none of the Company Shareholders have any Knowledge of any such termination or impairment.

(b) Neither the Company nor the Company Subsidiaries has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Administration (the “FMCSA”), or its predecessor the Federal Highway Administration, and there is no proceeding or FMCSA intervention action pending, or to the Knowledge of any Company Shareholder, threatened, that could result in an unsatisfactory or conditional safety and fitness rating.

Section 3.26 Intellectual Property.

(a) Each of the Company and the Company Subsidiaries owns or has the right to use pursuant to a valid and enforceable license, sublicense, agreement, or permission all Required Intellectual Property free and clear of all Liens (other than Permitted Liens). No Person, including any Company Shareholder, employee, officer, director, consultant, or contractor of the Company or any of the Company Subsidiaries, has asserted, and to the Knowledge of the Company Shareholders, no Person has any legal right, title, interest or other claim in, or the right to receive any of the royalties or other consideration with respect to, any Required Intellectual Property.

(b) Neither the Company nor any Company Subsidiary has infringed, violated or misappropriated any Intellectual Property of any third party. Except as disclosed in Schedule 3.26(b) of the Shareholder Disclosure Schedules, none of the Company or the Company Subsidiaries has received any charge, complaint, claim, demand, or notice alleging any such infringement violation or misappropriation (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property of any third party), and the Company and the Company Subsidiaries have no Knowledge of any basis for any such claim. To the Knowledge of the Company Shareholders, no third party has interfered with, infringed upon, violated, misappropriated, or otherwise come into conflict with any Intellectual Property of the Company or any Company Subsidiary.

(c) Schedule 3.26(c) of the Shareholder Disclosure Schedules contains a correct and complete list of (A) all patents owned by the Company or any Company Subsidiary and all pending patent applications assigned to the Company or any Company Subsidiary, including, for each such patent or patent application, the application serial number or patent number, country and title, (B) all registered trademarks and service marks of the Company or any Company Subsidiary and pending trademark applications by the Company or any Company Subsidiary, including, for each such trademark and service mark, the application number, registration number (if applicable), country, mark, and description of goods and/or services, (C) all registered copyrights of the Company or any Company Subsidiary and copyright applications by the Company or any Company Subsidiary, including the application number, registration number (if applicable), country and title, (D) all registered domain names owned or used by the Company or any Company Subsidiary, including their renewal dates and (E) all other registrations and/or pending applications for Intellectual Property owned or filed by the Company or any Company Subsidiary ((A) through (E), collectively, the “Registered Intellectual Property”). All Registered Intellectual Property is valid and enforceable in the country of its registration. All annuity, maintenance, renewal and other fees in connection with the Registered Intellectual Property are current, and all other actions necessary to maintain pendency of any applications for any Registered Intellectual Property have been taken.

(d) Schedule 3.26(d) of the Shareholder Disclosure Schedules contains a correct and complete list of all Required Intellectual Property not owned by the Company or any Company Subsidiary, including the nature of the right to use the Required Intellectual Property, limitations on use rights, assignability of use rights, payment required for use rights, payment required for assignment of use rights, potential duration of use rights and restrictions, and importance of the use rights to the competitive position of the Company or Company Subsidiaries.

(e) The Company and the Company Subsidiaries have taken commercially reasonable measures to protect and maintain the confidential and proprietary nature of trade secrets and other confidential information that constitutes Required Intellectual Property.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer hereby agrees and represents and warrants to the Company Shareholders as follows:

Section 4.01 Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02 Authority. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary. This Agreement has been (and each other Transaction Document to be executed by Buyer at or prior to the Closing will be) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes (and each other Transaction Document to which Buyer is a party when executed and delivered, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 No Conflicts; Required Filings and Consents.

(a) The compliance by Buyer with the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) any provisions of the Charter Documents of Buyer or (iii) assuming the accuracy of, and the Company Shareholders’ compliance with, the representations, warranties and agreements of the Company Shareholders herein, any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Buyer or any of its Subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the consummation by Buyer of the transactions herein contemplated.

(b) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party (with or without the giving of notice, the lapse of time, or both): (i) will not conflict with any provision of the Charter Documents of Buyer; (ii) will not violate or conflict with any Law to which Buyer is bound; (iii) will not require the consent of or filing with any Governmental Authority or any other Person under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party; and (iv) will not violate or conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party, except in the case of clauses (ii), (iii) and (iv), for any such conflicts, breaches, defaults, consents, notices filings or other occurrences which, individually or in the aggregate, have not constituted or resulted in, and would not reasonably be expected to constitute or result in, a Buyer Material Adverse Effect.

Section 4.04 Litigation. As of the date hereof, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Authority or before any arbitrator) pending or, to the knowledge of Buyer, threatened against Buyer, nor is there outstanding any order, decree or judgment against Buyer that, if adversely and finally determined, would, individually or in the aggregate, reasonably be expected to constitute or result in a Buyer Material Adverse Effect.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.01 Operation of Business Prior to the Closing. Except as required by applicable Law, unless otherwise consented to by Buyer (which consent shall not be unreasonably withheld or delayed), between the date of this Agreement and the Closing Date, the Company Shareholders, other than the Non-Employee Shareholders, will cause the Company and the Company Subsidiaries to operate the Business in the ordinary course of business (subject to, and except as modified by, compliance with the following negative and affirmative covenants) and abide by the following negative and affirmative covenants:

(a) Negative Covenants. The Company Shareholders, other than the Non-Employee Shareholders, shall cause the Company and the Company Subsidiaries not to do any of the following:

(i) adopt or propose any change in the Company’s Charter Documents;

(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock or other equity interests (other than dividends or distributions declared, set aside, made or paid by any wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary), (B) split, combine or reclassify any of its capital stock or other equity interests or issue or propose or authorize the issuance of any other securities or equity interests (including options, warrants or any similar security exercisable for, or convertible into, such other security or equity interest) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or any Company Subsidiary, or any rights, warrants or options to acquire any such shares or interests, provided, that nothing in this Section 5.01(a)(ii) shall prohibit cash dividends or distributions by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in accordance with past practice. As used herein, a “wholly owned Company Subsidiary” (or similar phrase) shall mean a Company Subsidiary that is, directly or indirectly, wholly owned by the Company.

(iii) issue, sell, grant, pledge or otherwise encumber any shares of Company Stock or other equity interests or securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock, equity interest or security), except for the exercise of any stock options listed on Schedule 3.04(b) of the Shareholder Disclosure Schedules, and the issuance of Company Common Stock upon such exercise;

(iv) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any material Assets (including capital stock or other equity interests of a Company Subsidiary), except in the ordinary course of business or except (A) dispositions of obsolete Assets or Assets that are replaced with similar items of substantially equal or greater value and utility, or (B) any such transaction between the Company and any wholly owned Company Subsidiaries or among the wholly owned Company Subsidiaries;

(v) merge or consolidate with any other Person, or, except for capital expenditures, acquire an amount of assets or equity of any other Person (other than a Company Subsidiary) other than in the ordinary course of business;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans to Company Shareholders who are Business Employees for the purpose of funding the exercise price of any Options, provided such loans or advances shall be discharged by reductions to the payments made to such Company Shareholders on the Closing Date as provided in Section 2.03(b)(v), (y) loans or advances to drivers or owner operators made in the ordinary course of business, and (z) relocation loans made to Business Employees in the ordinary course of business;

(vii) create, incur, guarantee or assume any indebtedness for borrowed money, issuances of debt securities, guarantees, loans or advances, other than any of the foregoing created, incurred, guaranteed or assumed in the ordinary course of business that will be repaid in full prior to the Closing or included in Company Debt for purposes of calculating the Purchase Price;

(viii) establish, amend or otherwise modify any Employee Plan or Compensation Arrangement, materially increase the compensation of any Business Employee other than in the ordinary course of business, director, consultant or contractor, accelerate the payment or vesting of benefits or amounts payable or to become payable under any Employee Plan or Compensation Arrangement as currently in effect on the date of this Agreement, fail to make any required contribution to any Employee Plan, or terminate or establish any Employee Plan or Compensation Arrangement, in each case except as required by an existing agreement, plan or applicable Law;

(ix) modify or amend any Material Contract that shall survive the Closing or enter into any new Material Contracts that will be binding on the Company or any Company Subsidiary following the Closing, except, in each case, in the ordinary course of business or: (A) Material Contracts related to the provision of the Company’s products or services to existing and prospective customers; (B) the renewal or extension of any existing Material Contract on its existing terms in the ordinary course of business; (C) Material Contracts in connection with capital expenditures listed in the 2013 forecast provided in Schedule 3.07(ii) of the Shareholder Disclosure Schedules; or (D) any other Material Contract or commitment that is terminable on not more than sixty (60) days’ prior notice without the payment of any penalty or that does not involve post-Closing obligations of the Company or any Company Subsidiary in excess of one hundred thousand Dollars ($100,000) per year or five hundred thousand Dollars ($500,000) in the aggregate for each such Contract;

(x) change any method of accounting or accounting principles or practices (including those relating to Taxes), except for any such change required by a change in GAAP;

(xi) terminate, cancel, amend or modify any Insurance Policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xii) breach or terminate any Material Contract or waive or assign any of its rights or claims under any Material Contract or modify or amend any Material Contract in a manner that is adverse to the Company;

(xiii) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Affiliates from engaging or competing in any line of business or engaging in any business or competing in any geographic area;

(xiv) dispose of, license or permit to abandon, invalidate, or lapse any rights in, to or for the use of any Intellectual Property of the Company or the Company Subsidiaries;

(xv) settle any claims, actions, arbitrations, disputes, or other proceedings, if such settlement would result in the Company or the Company Subsidiaries being enjoined in any respect or that would affect the Company, any Company Subsidiary or Buyer after the Closing;

(xvi) make, change or rescind any election relating to Taxes, file any amended Tax Return (including by way of a claim for refund), or settle or compromise any claim related to Taxes or claim for refund or consent to any waiver or extension of the limitation period applicable to any Taxes;

(xvii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries; or

(xviii) agree or commit to do, or authorize or publicly announce an intent to do, any of the foregoing.

(b) Affirmative Covenants. The Company Shareholders, other than the Non-Employee Shareholders, shall cause the Company and the Company Subsidiaries to do the following:

(i) Access to Information. Afford to Buyer and its authorized representatives such access during normal business hours upon reasonable advance notice throughout the period prior to the Closing to the Company’s books, records (including Tax Returns and work papers of the Company’s independent auditors), facilities, personnel and to such other information, as Buyer shall reasonably request (provided, that all such access is coordinated through Company senior management designated in writing by the Company). All information obtained by Buyer pursuant to this section shall continue to be governed by the Confidentiality Agreement.

(ii) Keep Organization Intact. Except with respect to any voluntary departure or termination for cause of any of the Business Employees between the date of this Agreement and the Closing, the occurrence of which, if regarding any officer-level employee, the Company will notify Buyer of in writing within five (5) days after such occurrence, use its commercially reasonable efforts to preserve its business and organization and preserve for Buyer the goodwill of the Company and the Company Subsidiaries and maintain the Company’s relationships with its material suppliers, creditors, vendors, employees, independent contractors, Governmental Authorities, customers and others having business relations with it.

(iii) Continue Advertising. Use its commercially reasonable efforts to continue normal marketing, advertising and promotional expenditures consistent with past practice, including promotional activities related to driver recruiting.

(iv) Asset Condition. Use its commercially reasonable efforts to maintain or cause to be maintained the Assets in good working condition and repair, for their current use in the ordinary course of business.

(c) Certain Permitted Actions. Section 5.01(a) and Section 5.01(b) and the other provisions of this Agreement shall not prohibit any of the following, and Buyer consents and agrees as follows:

(i) Contractual Commitments. The Company and Company Subsidiaries (A) may, subject to Section 5.01(a)(ix), comply with all of their respective Contract commitments in accordance with their terms, as in effect from time to time, and (B) may take such actions as are contemplated by the other Sections of this Agreement (excluding Section 5.01(a) and Section 5.01(b) hereof) and otherwise comply with their obligations under the other Sections of this Agreement (excluding Section 5.01(a) and Section 5.01(b) hereof).

Section 5.02 Confidentiality; Press Release.

(a) Each party hereto will maintain the confidentiality of Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it (which procedures shall be no less stringent than those used by such party to maintain the confidentiality of its own confidential information), provided, that each party hereto may deliver and disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, partners, members, Affiliates, actual or potential lenders and investors, in each case, whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement and who are instructed to hold confidential the Confidential Information, or (ii) any federal or state Governmental Authority or Taxing Authority having jurisdiction over the receiving party (x) to effect compliance with any applicable Law, (y) in response to any subpoena or other legal process, or (z) in connection with any litigation to which the receiving party is a party.

(b) No party will issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated hereby except in consultation with, and with the pre-approval of, the other party (which approval shall not be unreasonably withheld, conditioned, or delayed) and except to the extent that any such disclosure is required by applicable Law or the rules or regulations of any national securities exchange on which such party’s securities are traded.

Section 5.03 Cooperation; Commercially Reasonable Efforts. Subject to the other provisions of this Agreement, which may impose additional or different obligations, the parties shall cooperate with each other and their respective counsel, accountants, agents and other representatives in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder as expeditiously as practicable.

Section 5.04 Consents and Filings. Subject to the other provisions of this Agreement, which may impose additional or different obligations:

(a) As soon as reasonably practicable after the date of this Agreement, Buyer, on the one hand, and the Company Shareholders, on the other hand, shall use all commercially reasonable efforts and take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Person all documentation necessary and required by applicable Law to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents required hereunder and (ii) obtaining and maintaining all approvals, consents, waivers, permits and authorizations required to be obtained hereunder from any Governmental Authority or other Person to consummate this Agreement and the transactions contemplated hereby and to continue operating the Business consistent with past practice (the foregoing in this clause (ii), collectively, the “Consents”).

(b) Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to any filing made or actions taken pursuant to this Section 5.04 and shall provide the other parties with copies of all correspondence, filings or communications between them or any of their authorized representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to any filings made or actions taken pursuant to this Section 5.04.

Section 5.05 No Inconsistent Acts. Each of Buyer and the Company Shareholders agree not to take any action that is inconsistent with its obligations under this Agreement or which does, or would reasonably be expected to, materially hinder or delay the consummation of the transactions contemplated by this Agreement. From the date of this Agreement until the Closing, the parties will promptly notify each other of any event that occurs or circumstance that arises that could prevent any party from being able to consummate the transactions hereunder at the Closing.

Section 5.06 Non-Competition, Non-Solicitation and Confidentiality.

(a) No Principal Shareholder shall, individually or collectively, directly or indirectly, acting alone, as a member of any partnership or other business entity, as a holder of capital stock of any class or as an officer, director, employee, consultant, agent or representative of any corporation or other business entity other than Buyer or any Subsidiary of Buyer:

(i) during the five (5) year period commencing with the Closing Date, (A) engage in the temperature-controlled trucking business, (B) divert or attempt to divert any business or customers for such services, by direct or indirect inducement, (C) otherwise do or perform, directly or indirectly, any other act injurious or prejudicial to the sale of such services by Buyer, the Company or the Company Subsidiaries, or (D) extend, or assist in arranging the extension of, any credit to any Person for the purpose of establishing, acquiring or otherwise conducting any such business or other activity prohibited by clause (A) above; provided, however, that the restrictions contained in this Section 5.06 shall not restrict the direct or indirect acquisition by a Principal Shareholder, together with its Affiliates, of less than two percent (2%) of the outstanding capital stock of any publicly traded company engaged in the temperature-controlled trucking business or in the provision of services of a type competitive with such business; or

(ii) during the five (5) year period commencing with the Closing Date, without first obtaining the written consent of Buyer, employ or solicit for employment any individual employed in the Business or acting as a vehicle owner-operator or similar independent contractor for the Company or any of the Company Subsidiaries during such period, or any former employee or vehicle owner-operator or similar independent contractor who was employed in the Business or who was engaged by the Company or any of the Company Subsidiaries at any time during the three (3) month period prior to the Closing Date; provided, however, that this Section 5.06 shall not prohibit any public advertisement or general solicitation, or any hiring pursuant thereto of an employee or independent contractor who responds to such public advertisement or general solicitation, by Central Freight Lines, Inc. or any Subsidiary thereof.

(b) No Principal Shareholder shall, individually or collectively, directly or indirectly, disclose to any third parties any trade secrets or other confidential information of Buyer, the Company or other Company Subsidiary or otherwise relating to the Business or the temperature-controlled trucking business.

It is the desired intent of the Principal Shareholders and Buyer that the foregoing provisions of this Section 5.06 shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the Principal Shareholders and Buyer agree that if the covenants set forth in this Section 5.06 are deemed by any court or arbitrator to be invalid or unenforceable in any jurisdiction, the court or arbitrator may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to be invalid or unenforceable, such reduction, amendment or reformation to apply only with respect to the particular jurisdiction in which such adjudication is made. The Principal Shareholders acknowledge that Buyer has no adequate remedy at law for any breach or any threatened or attempted breach by any Principal Shareholder of the covenants and agreements set forth in this Section 5.06 and, accordingly, the Principal Shareholders agree that Buyer shall, in addition to the other remedies that may be available to it hereunder or at law, be entitled to commence proceedings in equity and obtain an injunction temporarily or permanently enjoining any Principal Shareholder from breaching or threatening or attempting any such breach of such covenants and agreements and to require compliance by any Principal Shareholder with such covenants and agreements. For purposes of any such proceeding in equity, it shall be presumed that the remedies at Law available to Buyer would be inadequate, and that Buyer would suffer irreparable harm as a result of the violation of any provision of this Section 5.06.

Section 5.07 Release by the Company Shareholders.

(a) Effective as of the Closing Date, each Company Shareholder hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, Buyer, the Company, each Company Subsidiary, and their respective past, present and future Affiliates, equity holders, employees, managers, partners, directors, officers, agents, attorneys, plan administrators, consultants, advisors, representatives and Subsidiaries and the respective heirs, successors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Released Parties, from the beginning of time until the Closing Date, whether known or unknown, absolute or contingent, both at Law and in equity, which each Company Shareholder ever had, now has, or ever may have, against any Released Parties, including in each Company Shareholder’s capacity as a stockholder of the Company and pursuant to any contract between such Company Shareholder and a Released Party (as to each Company Shareholder, such Company Shareholder’s “Company Shareholder’s Claims”); provided, however, that Company Shareholder’s Claims shall not include (i) any claims related to or arising out of this Agreement or any documents, agreements or certificates executed or entered into by Buyer, the Company Shareholders or the Shareholders’ Representative in connection with the transactions contemplated hereby; (ii) with respect to any Company Shareholder that is a director, executive officer or employee of the Company or any Company Subsidiary, any rights to accrued or current salary, accrued vacation, or reimbursement for business expenses incurred prior to the Closing Date (subject to the Company’s and the Company Subsidiaries’ generally applicable requirements for reporting and documenting such expenses); or (iii) any legal obligation of the Company or any Company Subsidiary to indemnify and hold harmless any Company Shareholder that is a current or former director or officer of the Company or any Company Subsidiary from or against any liability arising from or in connection with the discharge of such Company Shareholder’s duties in their capacities as an officer or director of the Company or any Company Subsidiary.

(b) Each Company Shareholder represents that it has not filed, and covenants that it will not file, any complaint or claim against Buyer, the Company, any Company Subsidiary or any other Released Party with any Governmental Entity or any other forum in any jurisdiction, based on events occurring on or prior to the Closing Date in relation to any matter released hereunder. Each Company Shareholder further represents that it has not assigned any Company Shareholder’s Claim or authorized any other Person to assert any Company Shareholder’s Claim on its behalf.

(c) Each Company Shareholder expressly acknowledges that the release provided under this Section 5.07 is intended to include in its effect all claims within the scope of this Section 5.07 that such Company Shareholder does not know or suspect to exist in such Company Shareholder’s favor at the time of execution hereof, and that this Section 5.07 contemplates the extinguishment of any such claim or claims.

(d) The release provided under this Section 5.07 shall extend to and be binding upon each Company Shareholder and its legal successors and assigns, and shall inure to the benefit of Buyer, the Company, the Company Subsidiaries and the other Released Parties.

(e) Each Company Shareholder acknowledges that it is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Company Shareholder hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which it otherwise would be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect; provided, however, that such waiver, surrender and agreement to forego does not extend to claims arising out of, based upon or relating to the breach by Buyer of any of the provisions of this Agreement or any documents, agreements or certificates executed or entered into by any party hereto in connection with the transactions contemplated hereby.

Section 5.08 Employee Matters.

(a) The Company Shareholders shall cause the Company to take all action necessary such that effective as of the Closing, each Option shall be exercised or terminated and of no further force and effect and each Employee Plan or Compensation Arrangement described in Schedule 3.13(a) of the Shareholder Disclosure Schedules providing for the award of an option (a “Company Option Plan”) shall be terminated and of no further force and effect. The Shareholders’ Representative shall deliver evidence reasonably satisfactory to Buyer that all Options have been exercised or terminated and all Company Option Plans have been terminated.

(b) Nothing in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim hereunder, nor any right to employment for any period of time.

Section 5.09 Certain Tax Matters

(a) Preparation and Filing of Pre-Closing Period Tax Returns. The Shareholders’ Representative shall, with the assistance of Company personnel and at no expense to the Shareholders’ Representative, prepare, or cause to be prepared, all Pre-Closing Period Tax Returns required to be filed by or on behalf of each of the Company or any Company Subsidiary. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the applicable Company or Company Subsidiary, except as required by applicable Law. The Shareholders’ Representative shall deliver or cause to be delivered a draft of any such Pre-Closing Period Tax Return to Buyer for its review at least thirty (30) days prior to the due date of such Pre-Closing Period Tax Return. The filing of any Pre-Closing Period Tax Return shall be subject to Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed). If Buyer disputes any item on such Pre-Closing Period Tax Return, it shall notify the Shareholders’ Representative (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection. If Buyer does not object by written notice within such period, such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 5.09(a). Buyer and the Shareholders’ Representative shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Tax Return. If Buyer and the Shareholders’ Representative cannot resolve any disputed item, the item in question shall be resolved by a nationally recognized accounting firm selected by Buyer and agreed to by the Shareholders’ Representative as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 5.09(a). Without limitation, each of Buyer and the Shareholders’ Representative may submit to such nationally recognized accounting firm any data and information as it deems appropriate. The nationally recognized accounting firm shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it and, in any case, as soon as practicable after such submission and any fees and expenses of such party shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Company Shareholders. The Shareholders’ Representative shall timely file all Pre-Closing Period Tax Returns and timely pay any Tax shown as due thereon; provided, however, that if any Pre-Closing Period Tax Return of the Company or any Company Subsidiary is due after the Closing and the Shareholders’ Representative is not authorized to execute and file such Pre-Closing Period Tax Return under applicable Law, Buyer shall execute and timely file (or cause to be executed and timely filed) such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 5.09(a)) with the appropriate Taxing Authority and timely pay any Tax shown as due thereon. If any Pre-Closing Period Tax Return of the Company or any Company Subsidiary is due after the Closing and is to be filed (or caused to be filed) by Buyer pursuant to this Section 5.09(a), the Company Shareholders shall pay (in immediately available funds) to Buyer the amount of all Indemnified Taxes due and payable with respect to such Pre-Closing Period Tax Return (determined pursuant to this Section 5.09(a)), less amounts attributable to reserves, working capital accruals, and estimated taxes already paid by the Company, Company Subsidiaries, or Company Shareholders, no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the due date of such Pre-Closing Period Tax Return. Amounts required to be paid by the Company Shareholders to Buyer pursuant to this Section 5.09(a) that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of six percent (6%) per annum until paid in full. In the event that such Pre-Closing Period Tax Return reflects any refund, the provisions of Section 5.09(h) shall control.

(b) Preparation and Filing of Straddle Period Tax Returns. Buyer shall, at Buyer’s cost and expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by each of the Company and any Company Subsidiary and shall timely pay any Tax shown as due thereon. All Straddle Period Tax Returns shall be prepared and filed in a manner consistent with the prior practice of the Company or any Company Subsidiary, as the case may be, except as required by applicable Law. Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Shareholders’ Representative for its review prior to the due date of any such Straddle Period Tax Return and shall notify the Shareholders’ Representative of Buyer’s calculation of the Company Shareholders’ share of the Taxes of the Company or Company Subsidiary for such Straddle Period (determined in accordance with Section 5.09(d)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the Company Shareholders’ share of the Tax liability for such Straddle Period (determined in accordance with Section 5.09(d)) shall be subject to the Shareholders’ Representative’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the Shareholders’ Representative disputes any item on such Straddle Period Tax Return, it shall notify Buyer (by written notice within fifteen (15) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item (or items) and the basis for its objection. If the Shareholders’ Representative does not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of the Company Shareholders’ share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 5.09(b). Buyer and the Shareholders’ Representative shall negotiate in good faith to resolve any such dispute prior to the due date of such Straddle Period Tax Return. If Buyer and the Shareholders’ Representative cannot resolve any disputed item, the disputed item shall be resolved by a nationally recognized accounting firm selected by Buyer and agreed to by the Shareholders’ Representative as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 5.09(b). Without limitation, each of Buyer and the Shareholders’ Representative may submit to such nationally recognized accounting firm any data and information as it deems appropriate. The nationally recognized accounting firm shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it and, in any case, as soon as practicable after such submission and any fees and expenses of such party shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Company Shareholders. No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of any of the Company or any Company Subsidiary is filed or the due date of such Straddle Period Tax Return, the Company Shareholders shall pay (in immediately available funds) to Buyer the amount of all Indemnified Taxes required to be paid with respect to such Straddle Period Tax Return (determined pursuant to this Section 5.09(b)). Amounts required to be paid by the Company Shareholders to Buyer pursuant to this Section 5.09(b) that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of six percent (6%) per annum until paid in full. In the event that such Straddle Period Tax Return reflects any refund, the provisions of Section 5.09(h) shall control.

(c) Transfer Taxes. The Company Shareholders shall pay one hundred percent (100%) of all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby, other than net of gross income or capital gain Taxes imposed on Company Shareholders, which shall be solely for the account of such Company Shareholder (together, “Transfer Taxes”). Buyer shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that the Company Shareholders shall cooperate with Buyer in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(d) Computation of Taxes for Straddle Periods. To the extent permitted or required under applicable Law, the taxable year of each of the Company and all Company Subsidiaries that includes the Closing Date shall close as of the end of the Closing Date. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(i) Taxes of the Company or any Company Subsidiary that are imposed on a periodic basis (such as real property and other ad valorem Taxes), the determination of Taxes of the Company or any Company Subsidiary for the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(ii) Taxes of the Company or any Company Subsidiary not described in Section 5.09(d)(i) (such as (A) Taxes based on the income or receipts of the Company and any Company Subsidiary for a Straddle Period, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period other than Transfer Taxes, and (C) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Company or any Company Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company or any Company Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or any Company Subsidiary were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e) The Company Shareholders, the Shareholders’ Representative and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company or any Company Subsidiary relating to any Pre-Closing Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company or any Company Subsidiary relating to any Pre-Closing Period or Straddle Period, and in resolving all Tax Contests in accordance with Section 5.09(f) with respect to all such Pre-Closing Periods and Straddle Periods. Buyer recognizes that the Company Shareholders and the Shareholders’ Representative may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company or any Company Subsidiary to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company and any Company Subsidiary to, retain and maintain such records and information until the later of (i) six (6) years following the Closing Date and (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate (without regard to extensions), and allow the Shareholders’ Representative (and its agents and other representatives of the Shareholders) to inspect, review and make copies of such records and information as the Shareholders’ Representative or other agents and representatives of the Company Shareholders reasonably request from time to time during normal business hours and after appropriate prior notification. The Company Shareholders and the Shareholders’ Representative recognize that Buyer may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company or any Company Subsidiary to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, the Company Shareholders and the Shareholders’ Representative agree that from and after the Closing Date, the Company Shareholders and the Shareholders’ Representative shall retain and maintain such records and information until the later of (i) six (6) years following the Closing Date and (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate (without regard to extensions), and allow Buyer (and its agents) to inspect, review and make copies of such records and information as Buyer or other agents of Buyer reasonably request from time to time during normal business hours and after appropriate prior notification.

(f) Tax Contests.

(i) Buyer shall deliver a written notice to the Shareholders’ Representative in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of or relating to the Company or any Company Subsidiary for which the Company Shareholders may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed liabilities (including Taxes), if any; provided, however, that the failure or delay to so notify the Shareholders’ Representative shall not relieve the Company Shareholders of any obligation or liability that the Company Shareholders may have to Buyer, except to the extent that the Shareholders’ Representative demonstrates that the Company Shareholders are adversely prejudiced thereby.

(ii) With respect to Tax Contests for Taxes of each of the Company or any Company Subsidiary for a Pre-Closing Period, such Tax Contests shall be controlled by the Shareholders’ Representative; provided, that (i) Buyer also may participate in the Tax Contest (at its own expense), and (ii) the Shareholders’ Representative shall not settle or compromise any such Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned). The Shareholders’ Representative shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer shall reasonably request.

(iii) In connection with any Tax Contest for Taxes of the Company or any Company Subsidiary for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided, that Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the Shareholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall (x) keep the Shareholders’ Representative reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Shareholders’ Representative of any related correspondence and shall provide the Shareholders’ Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with the Shareholders’ Representative in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Shareholders’ Representative shall reasonably request, and, at its own cost and expense, the Shareholders’ Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).

(iv) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 5.09(f) (and not Section 8.04).

(g) Adjustments to the Purchase Price. Buyer and the Company Shareholders agree to treat any amounts payable after the Closing by the Company Shareholders to Buyer (or by Buyer to the Company Shareholders) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

(h) Tax Refunds of the Company. Buyer may, at its option, cause any of the Company or any Company Subsidiary to elect, where permitted by applicable Law, to carry forward or waive the carry back of any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Period or Straddle Period. Buyer shall promptly notify the Shareholders’ Representative of and pay (or cause to be paid) to the Company Shareholders the amount of (i) any refund of (or credit with respect to) Taxes paid by any of the Company or any Company Subsidiary for any Pre-Closing Period actually received (or, in the case of a credit, utilized) by the Company or any Company Subsidiary, (ii) a portion of any refund of (or credit with respect to) Taxes paid by any of the Company or any Company Subsidiary for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 5.09(d)) actually received (or, in the case of a credit, utilized) by the Company or any Company Subsidiary, in each case, net of any Tax liabilities or increase in Tax liabilities imposed on Buyer or any of the Company or any Company Subsidiary (or any of their respective Affiliates) resulting from such refund or credit; provided, however, that the Company Shareholders shall not be entitled to any amount under this Section 5.09(h) to the extent such amount relates to a carryback of a Tax attribute arising in any Post-Closing Period. Buyer shall pay (or cause to be paid) the amounts described in the second sentence of this Section 5.09(h) within thirty (30) days after the actual receipt of the Tax refund or utilization of the Tax credit giving rise to Buyer’s obligation to make payment hereunder with respect thereto. If any refund or credit subsequently is disallowed, the Company Shareholders must return to Buyer the disallowed amount.

(i) Company Subsidiary Conversions. The Company Shareholders shall cause the Company to take all actions necessary such that prior to the Closing, each of the Company Subsidiaries (other than any Company Subsidiary which is already treated as (i) a partnership or (ii) an entity disregarded as separate from its owner for tax purposes) shall be converted to an entity disregarded as separate from its owner for tax purposes.

Section 5.10 Insurance. Prior to the Closing, the Shareholders’ Representative shall purchase the R&W Insurance Policy. The Shareholders’ Representative covenants and agrees (i) to maintain the R&W Insurance Policy in full force and effect throughout the coverage period referred to therein, (ii) not to, directly or indirectly, sell, dispose of or otherwise transfer any of its rights to recovery under the R&W Insurance Policy, or otherwise subject the R&W Insurance Policy (or any interest therein or any proceeds therefrom) to any Lien, and (iii) to make all claims against the R&W Insurance Policy and use best efforts to recover any proceeds thereunder for any Buyer Losses pursuant to Section 8.02, to the extent that such Buyer Losses are not satisfied by payment from the Escrow Account pursuant to the Escrow Agreement. The Shareholders’ Representative further agrees to assign to Buyer its entire interest in all of the proceeds from each such claim made against the R&W Insurance Policy as provided herein.

ARTICLE VI

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 6.01 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to or at the Closing of each of the following conditions unless waived by Buyer:

(a) Representations and Warranties of the Company Shareholders. The representations and warranties of the Company Shareholders set forth in Sections 3.01 (Ownership and Title), 3.02 (Authority), 3.04 (Capitalization) and the third sentence of Section 3.03 (Corporate Organization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of the Company Shareholders set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, disregarding (solely for purposes of this Section 6.01(a)) in each case any qualification regarding materiality or Company Material Adverse Effect.

(b) Performance of Agreements. The Company Shareholders shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Closing Deliveries. The Company Shareholders shall have delivered, or caused to be delivered, the Closing deliveries described in Section 2.05(a) of this Agreement.

(d) Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by independent counsel for the Special Committee and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(e) No Adverse Enactments. There shall not have been any action taken, or any Law proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Authority, and there shall be no action, suit or proceeding pending or threatened, or governmental determination, that, in Buyer’s reasonable judgment, (i) makes or may make this Agreement or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material Damages in connection therewith, (ii) requires or may require the divestiture of any portion of the business of Buyer and its Subsidiaries taken as a whole, or of the Company and the Company Subsidiaries taken as a whole, if the transactions contemplated hereby are consummated, (iii) imposes or may result in imposition of limitations on the ability of Buyer effectively to exercise full rights of ownership of shares of capital stock of the Company (including the right to vote such shares on all matters properly presented to the shareholders of the Company) or subjects Buyer, the Company or any of their respective Subsidiaries or other Affiliates to any burdensome requirement or condition if the transactions contemplated hereby are consummated.

(f) No Material Adverse Change. Between the date of this Agreement and the Closing Date, nothing shall have occurred, and Buyer shall not have become aware of any circumstance, change or event having occurred prior to the date of this Agreement, which individually or in the aggregate, has had, or in the reasonable judgment of Buyer, could be expected to have, a Company Material Adverse Effect.

Section 6.02 Conditions to Obligations of the Company Shareholders. All obligations of the Company Shareholders at the Closing hereunder are subject to the fulfillment prior to or at the Closing of each of the following conditions, unless waived by the Company Shareholders:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Section 4.02 (Authority) of this Agreement shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of Buyer set forth in Article IV shall be true and correct as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure of any such representation and warranty to be true and correct as so made, individually or in the aggregate with all other such failures, has not resulted in, or would not reasonably be expected to result in, a Buyer Material Adverse Effect.

(b) Performance of Agreements. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Adverse Enactments. There shall not be in effect on the date on which the Closing is to occur any Law that would prohibit or make unlawful the Closing.

(d) Closing Deliveries. Buyer shall have delivered, or caused to have been delivered, the Closing deliveries set forth in Section 2.05(b) of this Agreement.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Shareholders’ Representative on behalf of the Company Shareholders;

(b) by the Shareholders’ Representative on behalf of the Company Shareholders, if Buyer breaches its representations or warranties or defaults in the performance of its covenants or other obligations contained in this Agreement, which breach or default, individually or in the aggregate, would prevent any condition to the obligations of the Company Shareholders in Section 6.02(a) or 6.02(b) from being satisfied, and such breach or default is not curable, or if curable, is not cured within the Cure Period, as long as the Company Shareholders are not in breach or default of their representations, warranties or obligations under this Agreement, which breach or default, individually or in the aggregate, would prevent any condition to the obligations of Buyer in Section 6.01(a) or 6.01(b) from being satisfied;

(c) by the Special Committee on behalf of Buyer, if the Company Shareholders (or any one of them) breach their representations or warranties or default in the performance of their covenants or other obligations contained in this Agreement, which breach or default, individually or in the aggregate, would prevent any condition to the obligations of Buyer in Section 6.01(a) or 6.01(b) from being satisfied, and such breach or default is not curable, or if curable, is not cured within the Cure Period, as long as Buyer is not in breach or default of its representations, warranties or obligations under this Agreement, which breach or default, individually or in the aggregate, would prevent any condition to the obligations of the Company Shareholders in Section 6.02(a) or 6.02(b) from being satisfied;

(d) by the Special Committee on behalf of Buyer, upon the occurrence of a Company Material Adverse Effect;

(e) by either the Shareholders’ Representative on behalf of the Company Shareholders or Buyer, if the Closing shall not have occurred by August 30, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to a party if the failure of the Closing to have occurred was principally caused by such party’s failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement; or

(f) by either the Shareholders’ Representative on behalf of the Company Shareholders or Buyer in the event that any Law permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable, so long as any action or omission of the party proposing to terminate is not the cause of the issuance, existence, or effectiveness of such Law.

The party seeking to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give prompt written notice of such termination to the other party. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement or any other event that would lead to a condition to the Closing of the notifying party not being satisfied. The term “Cure Period” as used herein means a period commencing on the date Buyer, on the one hand, or the Shareholders’ Representative, on the other hand, receives from the other written notice of breach or default hereunder and continuing until the earlier of (a) twenty (20) days thereafter and (b) two (2) Business Days prior to the Termination Date.

Section 7.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01 above, this Agreement shall forthwith become void and there shall be no liability on the part of any party and the transactions contemplated by this Agreement shall be abandoned with no further action by Buyer or the Company Shareholders except (a) for the provisions of Section 5.02 relating to Confidential Information and public announcements, Section 9.02 relating to notices, Section 9.03 relating to descriptive headings and interpretation, Section 9.04 relating to fees and expenses, Section 9.06 relating to the entire agreement between Buyer and the Company Shareholders, Section 9.07 hereof relating to governing law, Section 9.08 relating to jurisdiction and venue, Section 9.09 relating to jury trial waiver, Section 9.10 relating to severability, Section 9.14 relating to the Shareholders’ Representative and this Article VII, and (b) with respect to any Damages incurred or suffered by a party, to the extent such Damages were the result of, or otherwise arose from, the fraud or intentional and material breach by another party of any provision of this Agreement. Nothing in this Article VII shall diminish the parties’ rights to specifically enforce the terms of this Agreement in connection with the exercise of their respective rights under Section 9.11.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival of Representations, Etc.

(a) The representations and warranties made in Articles III and IV of this Agreement survive the Closing and shall expire eighteen (18) months after the Closing Date, except (i) the representations and warranties made by the Company Shareholders in Sections 3.01, 3.02, 3.03, 3.04 and 3.18 (such representations and warranties, the “Company Shareholders Fundamental Representations”), which shall survive indefinitely, (ii) the representations and warranties made by Buyer in Sections 4.01 and 4.02 (the “Buyer Fundamental Representations”), which shall survive indefinitely, (iii) the representations and warranties made by the Company Shareholders in Section 3.15, which shall expire on the sixth anniversary of the Closing Date, and (iv) the representations and warranties made by the Company Shareholders in Section 3.12 and Section 3.13, which shall survive until sixty (60) days after the expiration date of the applicable statute of limitations. The foregoing shall not limit any party’s right to recover damages resulting from fraud of another party.

(b) All covenants and obligations of the parties set forth in this Agreement shall survive the Closing indefinitely except for (i) such covenants and obligations which are to be performed in their entirety prior to the Closing, which shall survive the Closing until the first anniversary of the Closing and (ii) any specific covenants or obligations of a party set forth in this Agreement where a specific sunset period is provided, in which case such covenants or obligations shall survive the Closing for a period of thirty (30) days following the date on which the performance of such covenants or obligations is required to be completed.

(c) The obligations to indemnify and hold harmless a party hereto in respect of a breach of a representation or warranty or a covenant shall terminate on the applicable survival termination date (as set forth in this Section 8.01), and in respect to any other Buyer Losses shall terminate eighteen (18) months after the Closing Date (the “Claims Period”), unless a Buyer Indemnified Party shall have made a proper claim for indemnification pursuant to Section 8.03 prior to such termination date. If a Buyer Indemnified Party has made a proper claim for indemnification pursuant to Section 8.03 prior to such termination date, than such claim, if then unresolved, shall not be extinguished by the passage of the deadlines set forth in this Section 8.01.

Section 8.02 Indemnification Obligations of the Company Shareholders.

(a) Subject to the other terms of this Article VIII, from and after the Closing Date, the Company Shareholders will, jointly and severally (except as to representations made in Sections 3.01 and 3.02, and for breaches of covenants, for which liability shall be several (and not joint) in proportion to each Company Shareholder’s Ownership Percentage), indemnify, defend and hold harmless Buyer, its Affiliates, and its Subsidiaries, including the Company and the Company Subsidiaries, and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses arising out of or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by the Company Shareholders in Article III or in any of the other Transaction Documents to which the Company Shareholders are a party, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; provided, that for purposes of determining whether any representations and warranties have been breached or are inaccurate, all Company Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;

(ii) any breach of any covenant, agreement or undertaking made by the Company Shareholders in this Agreement or in any of the other Transaction Documents to which the Company Shareholders are a party that in each case is to be performed on or before the Closing Date;

(iii) any and all liability for Indemnified Taxes;

(iv) any claim arising under Section 2.04 for amounts owed by a Company Shareholder as a result of the adjustments to the Purchase Price described therein; and

(v) any liability arising from the presence of petroleum hydrocarbons or other substances that spilled or leaked, prior to the Closing Date, at or from underground storage tanks or associated equipment located at the Company’s terminal located on Cedar Grove Road in Conley, Georgia.

(b) “Losses” means any and all claims and Damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses); provided, however, that the term “Losses” shall exclude any consequential, punitive, special, indirect or exemplary damages, except to the extent that such damages are payable to a party other than Buyer, any of its Subsidiaries, the Company or any Company Subsidiary, or any Company Shareholder (or any Affiliate of any such party) (such items excluded from Losses, collectively, the “Excluded Losses”). Notwithstanding anything to the contrary herein, any indemnity payment due and payable by the Indemnifying Party under this Agreement shall be reduced, whether retroactively or otherwise, by an amount equal to any and all (i) Tax benefits and credits that may be currently and actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss, and (ii) insurance proceeds received by any Indemnified Party in respect of such Loss, whether such proceeds are received before or after indemnity payments are made, less (A) any reasonable costs and expenses incurred by the Indemnified Party to recover such insurance proceeds, less (B) any increase in insurance premiums resulting from such Losses for insurance related to such Losses. The Indemnified Party shall make a good faith effort to recover such Loss against applicable insurance policies; provided, however, that such good faith effort shall not require the Indemnified Party to initiate any proceeding against any insurer and in no event shall the existence of a claim by an Indemnified Party for monies from such Indemnified Party’s insurer (i) delay any payment determined to be due and owing by an Indemnifying Party or (ii) relieve the Indemnifying Party of its indemnification obligations pursuant to this Article VIII unless such claim was paid by such Indemnified Party’s insurer. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Party to the Indemnifying Party of the entire claim of the Indemnified Party for the insurance proceeds from such Indemnified Party’s insurer. Each Indemnified Party shall reasonably consult and cooperate with each Indemnifying Party with a view toward mitigating Losses in connection with any claims for which a party seeks indemnification, and each Indemnified Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of an event which, in the Indemnified Party’s good faith judgment, is reasonably likely to give rise to such Losses.

(c) The Losses of the Buyer Indemnified Parties described in this Section 8.02 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Buyer Losses.”

(d) The Buyer Indemnified Parties shall not assert a claim against the Company Shareholders for indemnification under Section 8.02(a)(i) for Buyer Losses (i) unless and only to the extent that the aggregate amount of all Buyer Losses exceeds two million Dollars ($2,000,000) (the “Basket”), it being understood that the Basket is to serve as a “deductible” for indemnification (for example, if the indemnity claims for which the Company Shareholders would, but for the provisions of this Section 8.02(d), be liable aggregate three million Dollars ($3,000,000), the Company Shareholders would then be liable for only one million Dollars ($1,000,000)) and (ii) for any individual items or group of related items underlying such claim where the Buyer Losses relating thereto is less than ten thousand Dollars ($10,000) and such items that are unrelated to each other shall not be aggregated for purposes of Section 8.02 nor counted against the Basket. The aggregate liability of the Company Shareholders arising out of or relating to this Section 8.02 shall not exceed (x) for all Company Shareholders other than the Principal Shareholders, their respective Ownership Percentage of the Cash Escrow Amount, and (y) for the Principal Shareholders, an amount equal to forty million Dollars ($40,000,000) (the “Cap”). Notwithstanding the preceding, none of the limitations on the indemnification obligations set forth in this Section 8.02(d) shall apply: (x) in the case of the Principal Shareholders, to Buyer Losses resulting from (A) fraud or intentional misconduct, (B) any breach or inaccuracy of the Company Shareholders Fundamental Representations, or (C) claims under Section 8.02(a)(ii), Section 8.02(a)(iii), Section 8.02(a)(iv) and Section 8.02(a)(v); and (y) in the case of a Company Shareholder other than the Principal Shareholders, to Buyer Losses resulting from (A) fraud or intentional misconduct on the part of such Company Shareholder; (B) any breach or inaccuracy by such Company Shareholder of the Company Shareholders Fundamental Representations made under Sections 3.01, 3.02 and 3.18; and (C) claims under Section 8.02(a)(iv) arising out of such Company Shareholder’s failure to pay its proportionate share of the Negative Adjustment Amount pursuant to Section 2.04(d).

Section 8.03 Indemnification Obligations of Buyer.

(a) Subject to the other terms of this Article VIII, from and after Closing Date, Buyer will indemnify, defend and hold harmless each Company Shareholder and its Affiliates and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Company Shareholder Indemnified Parties”) from, against and in respect of any and all Losses arising out of or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Buyer in Article IV or in any Transaction Document to which Buyer is party, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; or

(ii) any breach of any covenant, agreement or undertaking made by Buyer in this Agreement or in any Transaction Document to which Buyer is party that is to be performed on or before the Closing Date.

(b) The Losses of the Company Shareholder Indemnified Parties described in this Section 8.03 as to which the Company Shareholder Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Company Shareholder Losses.”

Section 8.04 Indemnification Procedure.

(a) Promptly after receipt by a Buyer Indemnified Party or a Company Shareholder Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Authority) of any actions or the commencement of any audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Company Shareholder Losses (as the case may be), such Indemnified Party will notify Buyer or the Shareholders’ Representative, as the case may be (in such capacity, Buyer or the Shareholders’ Representative is hereinafter referred to as an “Indemnifying Party”), of such action or audit (for purposes of this Section 8.04, references to “action” shall include any such audit); provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such action only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such action. Unless (i) the Indemnifying Party is also a party to such action and the Indemnified Party’s counsel shall have advised the Indemnified Party that a conflict of interest exists that would make joint representation inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such action, the Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within ten calendar days after receiving such notice of the action, to assume the defense of such action with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to fully indemnify the Indemnified Party pursuant to this Article VIII. In the event, however, that the Indemnifying Party (A) declines or fails to (1) assume the defense of the action on the terms provided above, (2) provide reasonable assurance to the Indemnified Party of its financial capacity to defend such action and provide indemnification with respect to such action or (3) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such ten-day period, or (B) the Indemnifying Party is also a party to such action and the Indemnified Party’s counsel shall have advised the Indemnified Party that a conflict of interest exists that would make joint representation inappropriate, then such Indemnified Party may employ counsel to represent or defend it in any such action and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action. For avoidance of doubt, the fees and disbursements of counsel of any Buyer Indemnified Party in connection with a Buyer Loss shall be satisfied first by receiving from the Escrow Agent an amount from the Escrow Account equal to the amount of such fees, and then to the extent that there are insufficient funds in the Escrow Account to pay such fees and disbursements of counsel, such amounts shall be paid by the Principal Shareholders. In any action with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use its commercially reasonable efforts to keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 8.04(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) A claim for indemnification by an Indemnified Party for any matter not involving an action by a third party may be asserted by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) Business Days of the final determination of the merits and amount of such claim, subject to Section 8.06, the Indemnifying Party will pay to the Indemnified Party immediately available funds (or, if the Indemnified Party is a Buyer Indemnified Party, in accordance with this Article VIII) in an amount equal to such claim as determined hereunder.

Section 8.05 Limits of Liability. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any Excluded Loss except to the extent that an Indemnified Party becomes obligated to pay such damages to a third party that is not an Affiliate of the Indemnified Party.

Section 8.06 Sole and Exclusive Remedy; Recourse Against Escrowed Funds.

(a) From and after the Closing, except in the case of fraud or intentional misconduct, the remedies set forth in this Article VIII and the specific performance remedy referenced in Section 9.11 shall provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein or any other document contemplated herein or delivered pursuant hereto. In the event this Agreement is terminated without the occurrence of the Closing, the sole and exclusive remedies of the parties shall be as set forth in Section 7.02. Except in the case of fraud or intentional misconduct, the parties acknowledge and agree that the remedies available in this Section 8.06 supersede (and each party waives and releases) any other remedies available at law or in equity including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b) Buyer shall cause the Working Capital Escrow Amount and the Cash Escrow Amount to be deposited on the Closing Date in the accounts designated by the Escrow Agent to be held in trust pursuant to the terms hereof and the terms of the Escrow Agreement. The Principal Shareholders shall cause the Stock Escrow and related stock powers to be deposited on the Closing Date in the account designated by the Escrow Agent to be held in trust pursuant to the terms hereof and the terms of the Escrow Agreement.

(c) If a Buyer Indemnified Party asserts an indemnity claim under this Article VIII during the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date (the “Escrow Period”), the Buyer Indemnified Party shall be entitled to indemnification by the Indemnifying Party in accordance with this Article VIII by receiving from the Escrow Agent payment from the Escrow Account in an amount equal to the amount of such indemnity claim, until such time as the funds contained in the Escrow Account are exhausted or released. From and after such time as the funds contained in the Escrow Account are exhausted or released, all further indemnity obligations of the Company Shareholders under Section 8.02 in respect of Buyer Losses (other than, in the case of each Company Shareholder, Buyer Losses resulting from (i) such Company Shareholder’s fraud or intentional misconduct, (ii) a breach by such Company Shareholder of any of the Company Shareholders Fundamental Representations in Sections 3.01, 3.02 and 3.18, and (iii) such Company Shareholder’s failure to pay its proportionate share of the Negative Adjustment Amount pursuant to Section 2.04(d)) shall be solely the joint and several responsibility of the Principal Shareholders.

(d) All claims asserted by a Buyer Indemnified Party during the Escrow Period that are not resolved and satisfied (including the obligation to pay any such indemnity claim) shall be deemed to be “Pending Claims.” The dollar amount of all Losses claimed in good faith in respect of Pending Claims arising under Section 8.02(a) are hereinafter referred to as the “Pending Claim Amount.” On the first Business Day following the last day of the Escrow Period (the “Release Date”), Buyer and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to the Shareholders’ Representative in accordance with the terms of the Escrow Agreement and in the manner set forth in such instructions, the amount (if any) by which the aggregate amount of funds (which shall include the amount of the Cash Escrow Amount and the value of the Stock Escrow) remaining in the General Escrow Account on the Release Date (the “Remaining Escrow Funds”) exceeds the Pending Claim Amount, it being understood that the cash portion of the released funds shall be distributed by the Shareholders’ Representative to the Company Shareholders pro-rata in accordance with their Ownership Percentage, subject to adjustment for breach of several (but not joint) obligations. All funds or shares remaining in the Escrow Account following such release (if any) to the Shareholders’ Representative shall continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such claim or claims have been fully resolved and the Escrow Agreement shall be deemed to be extended accordingly.

(e) The fees and expenses of the Escrow Agent with respect to services in connection with the Escrow Agreement shall be borne one-half by the Company Shareholders and one-half by Buyer.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Waiver and Amendment. No amendment to or waiver of this Agreement shall be effective unless it has been executed in writing by the Shareholders’ Representative and Buyer. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.02 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or delivered upon personal delivery, e-mail or facsimile transmission (with confirmation of receipt), or receipt if delivered by overnight courier or mail (which is evidenced by a return receipt if sent by registered mail), addressed as follows (or such other address as shall be specified in a notice given in accordance with this Section 9.02):

if to the Company Shareholders or the Shareholders’ Representative, to:

c/o Mr. Jerry Moyes

2200 South 75th Avenue

Phoenix, Arizona 85043

with a copy (which shall not constitute notice) to:

Scudder Law Firm P.C., L.L.O.

411 South 13th Street

Lincoln, Nebraska 68508

Attn.: Earl Scudder

Fax: (402) 435.4230

if to Buyer, to:

Swift Transportation Company

2200 South 75th Avenue

Phoenix, Arizona 85043

Facsimile: (623) 907-7464

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112-4498

Facsimile: (212) 408-2501

Email: lee.charles@bakerbotts.com

Attention: Lee D. Charles

with an additional copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren Street

Phoenix, Arizona 85004

Facsimile: (602) 382-6070

Email: dmahoney@swlaw.com

Attention: Daniel M. Mahoney

Section 9.03 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. As used in this Agreement, the terms “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. Words (including defined terms) in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Shareholder Disclosure Schedules) and not to any particular provision of this Agreement unless otherwise specified. The word “day” shall mean calendar day unless specifically described as a Business Day. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The word “if” means “if and only if.” The word “or” is not exclusive and means “and/or”, unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. Any matter disclosed in any provision, subprovision, section or subsection of the Shareholders Disclosure Schedules shall be deemed disclosed for all purposes of any other provision, subprovision, section or subsection of the Shareholders Disclosure Schedules to the extent such matter is disclosed in such a way as to make its relevance to the information called for by such other provision, subprovision, section or subsection reasonably apparent; provided, however, that such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

Section 9.04 Expenses. Except as otherwise provided in this Agreement (which provisions are incorporated into this Section 9.04), whether or not the transactions contemplated by this Agreement are consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.05 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart. Facsimile or portable document format (PDF) signatures shall be treated as original signatures for all purposes hereunder.

Section 9.06 Entire Agreement. This Agreement and the Transaction Documents contain the entire agreement between Buyer and the Company Shareholders with respect to the subject matter of this Agreement, and supersede all prior arrangements or understandings with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.07 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, AND ANY MATTER ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY, WHETHER FRAMED IN CONTRACT, TORT OR OTHERWISE, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 9.08 Submission to Jurisdiction; Venue. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any such court. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action in any such court. Each of the parties agrees not to bring any action arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such court.

Section 9.09 Jury Trial Waiver. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.09.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Buyer may assign its right to acquire all of the Outstanding Shares of the Company to any of its wholly-owned Subsidiaries. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 9.13 No Other Representations or Warranties. The representations, warranties, covenants and agreements set forth in this Agreement and the other Transaction Documents constitute all the representations, warranties, covenants and agreements of the parties hereto, and the Company Shareholders, on the one hand, and Buyer, on the other hand, each acknowledge and agree that they are not relying upon, and the other party shall not be liable for, any express or implied, oral or written, information, promise, representation, warranty, covenant, agreement, statement, or opinion of any nature whatsoever, whether by or on behalf of the parties hereto or otherwise, and whether framed in contract, tort or otherwise, pertaining to the transactions contemplated herein, except as is expressly set forth in this Agreement.

Section 9.14 Shareholders’ Representative.

(a) The Company Shareholders hereby irrevocably constitute and appoint Mr. Jerry Moyes (the “Shareholders’ Representative”) as the true and lawful agent and attorney-in-fact of the Company Shareholders, with full powers of substitution to act individually in the name, place and stead of the Company Shareholders with respect to the transactions contemplated by this Agreement and the other Transaction Documents, as the same may be from time to time amended, and to individually do or refrain from doing all such further acts and things, and to execute all such documents, as he shall deem necessary or appropriate in connection with any of the transactions contemplated hereby. Without limiting the generality of the foregoing, the Shareholders’ Representative shall have the full and exclusive authority to (i) agree with Buyer with respect to any matter or thing required or deemed necessary by the Shareholders’ Representative in connection with the provisions of this Agreement calling for the agreement of the Company Shareholders, give and receive notices on behalf of the Company Shareholders, and act on behalf of the Company Shareholders in connection with any matter as to which the Company Shareholders or Principal Shareholders are or may be obligated under this Agreement or any of the other Transaction Documents, all in the absolute discretion of the Shareholders’ Representative, (ii) execute the Escrow Agreement on behalf of the Company Shareholders, (iii) in general, do all things and perform all acts, including executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by the Shareholders’ Representative to be necessary or advisable in connection with, this Agreement or any Transaction Document, including any amendments hereto or thereto and (iv) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article VIII (including the selection of counsel) and performance of obligations of the Company Shareholders or the Shareholders’ Representative, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder. All decisions by the Shareholders’ Representative shall be binding upon all the Company Shareholders, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders’ Representative may communicate with any Company Shareholder or any other Person concerning his responsibilities hereunder, but is not required to do so. The Shareholders’ Representative has a duty to serve in good faith the interests of the Company Shareholders as appropriate, and to perform his designated role under this Agreement, but, except as specifically provided herein, the Shareholders’ Representative shall have no financial liability whatsoever to any other Company Shareholder relating to his service hereunder (including any action taken or omitted to be taken), except that he shall be liable for harm which he directly causes by an act of willful misconduct. Buyer shall be entitled to rely exclusively upon any communication given by the Shareholders’ Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the Shareholders’ Representative. Any payments made, at the Shareholders’ Representative’s request and instruction, by Buyer to the Shareholders’ Representative pursuant to the terms of this Agreement shall fully discharge Buyer from any liability to the Company Shareholders in connection with such payment, as fully and completely as if such payment had been made directly to the Company Shareholders. Buyer hereby agrees to accept and rely on the actions of the Shareholders’ Representative as if it were the action of a Company Shareholder or the Company Shareholders.

(b) The Shareholders’ Representative will not be entitled to receive any compensation from Buyer or the Company Shareholders in connection with performing his functions as the Shareholders’ Representative under this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Shareholders’ Representative in connection with actions taken pursuant to the terms of this Agreement will be paid by the Company Shareholders as agreed to by them.

Section 9.15 Approval of Special Committee. Any decisions by Buyer pursuant to or in respect of this Agreement (including, for the avoidance of doubt, any decision to waive compliance with any provision of this Agreement, extend the time for the performance of any of the obligations or other acts of Buyer, or amend or voluntarily terminate this Agreement) shall be approved in advance by the Special Committee.

Section 9.16 No Presumption Against Drafting Party. Each party acknowledges that each party has been represented by counsel in connection with this Agreement and the other Transaction Documents, and the transactions contemplated herein and therein. Accordingly, any rule of applicable Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any other Transaction Documents against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SWIFT TRANSPORTATION COMPANY

By:
Name:
Title:

COMPANY SHAREHOLDERS

Jerry Moyes

/s/ Jerry Moyes

The Jerry and Vickie Moyes Family Trust

By:	/s/ Jerry Moyes
Name:	Jerry Moyes
Title:	Trustee

The Earl H. Scudder Revocable Trust

By:	/s/ Earl H. Scudder
Name:	Earl H. Scudder
Title:	Trustee

Heidi Hornung-Scherr

/s/ Heidi Hornung-Scherr

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Mark A. Scudder

/s/ Mark A. Scudder

Jon Issacson

/s/ Jon Isaacson

Tork Fulton

/s/ Tork Fulton

Mark Wilkey

/s/ Mark Wilkey

Robert Baer

/s/ Robert Baer

William Baker

/s/ William Baker

Charlie Bringle

/s/ Charlie Bringle

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Brad Culy

/s/ Brad Culy

Carl Dicharo

/s/ Carl Dicharo

Mark Hadley

/s/ Mark Hadley

Kevin Harper

/s/ Kevin Harper

Jace Isaacson

/s/ Jace Isaacson

Allen Lowry

/s/ Allen Lowry

K. C. McCann

/s/ K.C. Mcann

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Nick Burbidge

/s/ Nick Burbidge

Cole Isaacson

/s/ Cole Isaacson

Michelle Ravarino

/s/ Michelle Ravino

Troy Dessert

/s/ Troy Dessert

Mike Cafarelli

/s/ Mike Cafarelli

JERRY MOYES, AS THE SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Jerry Moyes

Name:	Jerry Moyes
Title:	Shareholders’ Representative

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]